      As filed with the Securities and Exchange Commission on June 19, 1998
                                                       Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               -----------------

                               NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                          6711                     41-0449260
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)    Identification No.)

                                 Norwest Center
                               Sixth and Marquette
                       Minneapolis, Minnesota 55479-10007
                                  612-667-1234
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                               -----------------

                                Stanley S. Stroup
                  Executive Vice President and General Counsel
                               Norwest Corporation
                                 Norwest Center
                               Sixth and Marquette
                        Minneapolis, Minnesota 55479-1026
                                  612-667-8858
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                  Copies to:

          Robert J. Kaukol                               J. Kevin Costley
        Norwest Corporation                               Scott Coleman
           Norwest Center                           Lindquist & Vennum P.L.L.P.
        Sixth and Marquette                              4200 IDS Center
 Minneapolis, Minnesota 55479-1026                 Minneapolis, Minnesota 55402

                               ------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
       Title of Securities                Amount            Proposed Maximum         Proposed Maximum         Amount of
              to Be                       to Be              Offering Price              Aggregate          Registration
           Registered                   Registered              Per Share             Offering Price             Fee
---------------------------------- --------------------- ------------------------ ------------------------ ----------------
          Common Stock                   600,000                   N/A                $6,078,581 (2)          $1,841.99
(par value $1-2/3 per share) (1)
===========================================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of December 31, 1997 of all shares of common stock to be acquired by the registrant in the transaction described herein.

                           --------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                            [Little Mountain symbol]



     The board of directors of Little Mountain Bancshares, Inc. has approved the acquisition of Little Mountain by Norwest Corporation. The acquisition is subject to the approval of Little Mountain's shareholders. A special meeting of shareholders will be held to vote on the proposed acquisition. The date, time and place of the meeting are as follows:

     WEDNESDAY, JULY 29, 1998
     1:00 P.M., LOCAL TIME
     407 PINE STREET
     MONTICELLO, MINNESOTA

     If the acquisition is completed on or before September 30, 1998, Norwest will exchange $18,100,000 of Norwest common stock for all of the outstanding common stock of Little Mountain. Based on 13,576 shares of Little Mountain common stock outstanding, this works out to approximately $1,333.24 of Norwest common stock for each share of Little Mountain common stock.

     The exchange ratio, or the number of shares of Norwest common stock you will receive for each share of Little Mountain common stock you own, will be determined by dividing $1,333.24 by the average of the closing prices of a share of Norwest common stock as reported on the New York Stock Exchange composite tape for the period of 20 trading days ending immediately before the special meeting.



     FOR EXAMPLE, IF THIS AVERAGE IS $35, YOU WOULD RECEIVE APPROXIMATELY 38.09 SHARES OF NORWEST COMMON STOCK FOR EACH SHARE OF LITTLE MOUNTAIN COMMON STOCK YOU OWN. IF THIS AVERAGE IS $40, YOU WOULD RECEIVE APPROXIMATELY 33.33 SHARES OF NORWEST COMMON STOCK FOR EACH SHARE OF LITTLE MOUNTAIN COMMON STOCK.

     If the acquisition is completed after September 30, 1998, the exchange ratio will be adjusted for the cash dividend, if any, paid on Norwest common stock on September 1, 1998. Norwest expects to complete the acquisition before September 30, 1998, so you should assume that the exchange ratio will not be adjusted.

     Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the acquisition. If you fail to return your card, the effect will be a vote against the acquisition.

     This Proxy Statement-Prospectus provides detailed information about the proposed acquisition. Please read this entire document carefully.


                  James P. Gardner
                  CHAIRMAN OF THE BOARD


--------------------------------------------------------------------------------
     THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY
STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT, AMONG OTHER THINGS, NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK. SEE "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST" ON PAGE 42.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NORWEST COMMON STOCK TO BE ISSUED OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                 PROXY STATEMENT-PROSPECTUS DATED JUNE 30, 1998.
     FIRST MAILED TO LITTLE MOUNTAIN SHAREHOLDERS ON OR ABOUT JUNE 30, 1998.

                       IMPORTANT INFORMATION NOT INCLUDED
                       IN THIS PROXY STATEMENT-PROSPECTUS

     This Proxy Statement-Prospectus incorporates important business and financial information about Norwest that is not included in or delivered with this document. Page 49 has a list of the documents containing this information. This information is available to you without charge upon written or oral request to Norwest's Corporate Secretary as follows:


                                       Corporate Secretary
                                       Norwest Corporation
                                       Norwest Center
                                       Sixth and Marquette
                                       Minneapolis, Minnesota 55479-1026

                                       Telephone (612) 667-8655

TO RECEIVE DOCUMENTS IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST MUST BE RECEIVED NO LATER THAN JULY 22, 1998.

                                TABLE OF CONTENTS


GLOSSARY OF IMPORTANT TERMS...........................1
QUESTIONS AND ANSWERS
ABOUT THE MERGER......................................3

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT-
PROSPECTUS............................................5

SUMMARY...............................................6
   Parties to the Merger..............................6
   Reasons for the Merger.............................6
   Required Vote; Voting Agreements...................7
   Recommendation of Little Mountain's
      Board of Directors..............................7
   The Merger.........................................7
   Comparative Per Common Share Data..................11
   Selected Historical Financial Information..........12
   Share Prices and Dividends for
      Norwest Common Stock............................14

NORWEST-WELLS FARGO MERGER............................15
   Agreement and Plan of Merger.......................15
   Management of the Combined Company.................15
   Ownership of the Combined Company..................15
   Stock Option Agreements............................15
   Conditions to the Norwest-Wells Fargo
      Merger..........................................15

SPECIAL MEETING OF SHAREHOLDERS.......................16
   Date, Time and Place of Special Meeting............16
   Record Date........................................16
   Voting Rights; Votes Required for Approval.........16
   Voting Agreements..................................16
   Voting and Revocation of Proxies...................16
   Solicitation of Proxies............................17
   Other Matters......................................17

THE MERGER............................................18
   Purpose and Effect of the Merger...................18
   Background of and Reasons for the
      Merger..........................................18
   Additional Interests of Little Mountain's
      Management in the Merger........................18
   Appraisal Rights...................................19



   Exchange of Certificates...........................21
   Regulatory Approvals...............................22
   Effect on Little Mountain's Employee
      Benefit Plans...................................22
   Certain U.S. Federal Income Tax
      Consequences of the Merger to
      Little Mountain Shareholders....................23
   Resale of Norwest Common Stock.....................23
   Stock Exchange Listing.............................24
   Accounting Treatment...............................24

THE REORGANIZATION AGREEMENT..........................25
   Basic Plan of Reorganization.......................25
   Representations and Warranties.....................26
   Certain Covenants..................................26
   Conditions to the Completion of the
      Merger..........................................27
   Termination of the Reorganization
      Agreement.......................................27
   Effect of Termination..............................27
   Waiver and Amendment...............................28
   Expenses...........................................28

COMPARISON OF RIGHTS OF HOLDERS OF LITTLE MOUNTAIN
   COMMON STOCK AND NORWEST COMMON STOCK..............29
   Capital Stock......................................29
   Rights Plan........................................29
   Directors..........................................30
   Amendment of Charter Document
      and Bylaws......................................30
   Approval of Mergers and Asset Sales................30
   Appraisal Rights...................................31
   Special Meetings...................................31
   Directors' Duties..................................31
   Action Without a Meeting...........................32
   Limitation of Director Liability...................32
   Indemnification of Officers and Directors..........32
   Dividends..........................................33
   Corporate Governance Procedures;
      Nomination of Directors.........................33

INFORMATION ABOUT LITTLE MOUNTAIN.....................34
   Little Mountain....................................34


                                      (i)

   The Bank...........................................34

   Legal Proceedings..................................34
   Market Price and Dividends.........................34
   Beneficial Ownership of Little Mountain
      Common Stock by Little Mountain
      Management and Principal Stockholders...........34

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF LITTLE MOUNTAIN'S
FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.................................36
   General............................................36
   Quarters Ended March 31,
      1998 and 1997...................................36
   Years Ended December 31,
      1997 and 1996...................................37

CERTAIN REGULATORY AND
OTHER CONSIDERATIONS PERTAINING
TO NORWEST............................................42
   Bank Regulatory Agencies...........................42
   Bank Holding Company Activities;
      Interstate Banking..............................42
   Dividend Restrictions..............................43
   Holding Company Structure..........................44
   Regulatory Capital Standards and
      Related Matters.................................44
   FDIC Insurance.....................................47
   Fiscal and Monetary Policies.......................47
   Competition........................................48

EXPERTS...............................................48

LEGAL MATTERS.........................................48

INFORMATION CONCERNING
NORWEST MANAGEMENT....................................49

WHERE YOU CAN FIND MORE
INFORMATION...........................................49

FINANCIAL STATEMENTS OF
LITTE MOUNTAIN........................................F-1

APPENDIX A          AGREEMENT AND PLAN
                    OF REORGANIZATION

APPENDIX B          MINNESOTA STATUTES
                    CHAPTER 302A
                    BUSINESS
                    CORPORATIONS
                    SECTIONS 302A.471 AND
                    302A.473


                                      (ii)

                           GLOSSARY OF IMPORTANT TERMS

     Following are the meanings of some important terms used in this Proxy Statement-Prospectus. Each term should be considered in the context in which it is used.

ADJUSTED NORWEST SHARES.............................      If the Merger is completed on or before September 30,
                                                          1998, the number determined by dividing $18,100,000 by
                                                          the Norwest Measurement Price.  If the Merger is
                                                          completed after September 30, 1998, the number of
                                                          Adjusted Norwest Shares will be adjusted in accordance
                                                          with the Reorganization Agreement.

BANK    ............................................      First National Bank of Monticello.

BANK HOLDING COMPANY ACT ...........................      Bank Holding Company Act of 1956.

DGCL ...............................................      Delaware General Corporation Law.

EFFECTIVE DATE OF THE MERGER........................      The day on which the Articles of Merger are filed with
                                                          and accepted by the Minnesota Secretary of State.

EFFECTIVE TIME OF THE MERGER........................      11:59 p.m, Minneapolis, Minnesota time on the Effective
                                                          Date of the Merger.

EXCHANGE ACT .......................................      Securities Exchange Act of 1934.

EXCHANGE RATIO......................................      The number of shares of Norwest common stock that
                                                          Norwest will exchange in the Merger for each share of
                                                          Little Mountain common stock, as determined in
                                                          accordance with the formula in the Reorganization
                                                          Agreement.

FEDERAL RESERVE BOARD ..............................      Board of Governors of the Federal Reserve System.

FDI ACT ............................................      Federal Deposit Insurance Act.

FDIC ...............................................      Federal Deposit Insurance Corporation.

INTERSTATE BANKING ACT .............................      Reigle-Neal Interstate Banking and Branching Act.

LITTLE MOUNTAIN.....................................      Little Mountain Bancshares, Inc. and its consolidated
                                                          subsidiary.

LITTLE MOUNTAIN COMMON STOCK........................      Little Mountain's common stock, par value $1.00 per
                                                          share.

MERGER..............................................      The statutory merger of Little Mountain with a
                                                          wholly-owned subsidiary of Norwest pursuant to
                                                          the terms of the Reorganization Agreement. The
                                                          Merger is the means by which Norwest will acquire
                                                          Little Mountain.

MBCA................................................      Minnesota Business Corporation Act.

NORWEST ............................................      Norwest Corporation and its consolidated subsidiaries.

NORWEST COMMON STOCK ...............................      Norwest's common stock, par value $1-2/3 per share.

NORWEST MEASUREMENT PRICE...........................      The average of the closing prices of a share of Norwest
                                                          common stock as reported on the New York Stock Exchange
                                                          composite tape during the period of 20 trading days
                                                          ending on the day immediately before the special
                                                          meeting.

OCC     ............................................      Office of the Comptroller of the Currency.

REORGANIZATION AGREEMENT ...........................      The Agreement and Plan of Reorganization dated as of
                                                          March 9, 1998 between Little Mountain and Norwest.

SEC ................................................      Securities and Exchange Commission.

SECURITIES ACT .....................................      Securities Act of 1933.


                              QUESTIONS AND ANSWERS
                                ABOUT THE MERGER


Q:   WHY HAS LITTLE MOUNTAIN AGREED TO BE ACQUIRED BY NORWEST?

A: Little Mountain has agreed to be acquired by Norwest because Little Mountain's board of directors believes that of all publicly-traded bank holding companies, Norwest's style of operation and method of handling customers most closely reflects Little Mountain's method of operating. Additionally, the board of directors believes that the communities currently served by Little Mountain will be better served by Norwest than any other bank of similar size. Little Mountain's board of directors also believes that the Merger will benefit Little Mountain shareholders by providing risk diversification, and increased liquidity, given the public market for Norwest common stock.

Q:   WHAT DO I NEED TO DO NOW?

A: Just sign the enclosed proxy card and mail it to Little Mountain in the enclosed return envelope as soon as possible. This way, your shares will be represented at the special meeting on July 29, 1998. Little Mountain's board of directors recommends that you vote FOR the Merger.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, Norwest will send you written instructions for exchanging your stock certificates.

Q:   WHAT WILL I RECEIVE FOR MY SHARES OF LITTLE MOUNTAIN COMMON STOCK?

A: Norwest will exchange $18,100,000 of Norwest common stock for all of the outstanding shares of Little Mountain common stock. Based on 13,576 shares of Little Mountain common stock outstanding, this works out to approximately $1,333.24 of its common stock for each share of Little Mountain common stock.

Q:   HOW MANY SHARES OF NORWEST COMMON STOCK WILL I RECEIVE?

A: The Exchange Ratio, or the number of shares of Norwest common stock you will receive for each share of Little Mountain common stock you own, will be determined by dividing the Adjusted Norwest Shares by the number of shares of Little Mountain common stock then outstanding. If the Merger is completed on or before September 30, 1998, the number of Adjusted Norwest Shares will be determined by dividing $18,100,000 by the Norwest Measurement Price.

     FOR EXAMPLE, BASED ON 13,576 SHARES OF LITTLE MOUNTAIN COMMON STOCK OUTSTANDING, IF THE NORWEST MEASUREMENT PRICE IS $35, YOU WOULD RECEIVE APPROXIMATELY 38.09 SHARES OF NORWEST COMMON STOCK FOR EACH SHARE OF LITTLE MOUNTAIN COMMON STOCK YOU OWN. IF THE NORWEST MEASUREMENT PRICE IS $40, YOU WOULD RECEIVE APPROXIMATELY 33.33 SHARES.

Q:   WHAT IF THE MERGER IS COMPLETED AFTER SEPTEMBER 30, 1998?

A: The Exchange Ratio will be adjusted to reflect the cash dividend, if any, paid on Norwest common stock on September 1, 1998. The adjustment will be made by increasing the number of shares of Norwest common stock that Norwest will issue in the Merger. See page 25 for information on how this adjustment will be reflected in the Exchange Ratio. Norwest expects to complete the Merger before September 30, 1998.

Q:   WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE MERGER?

A: The exchange of Norwest common stock for shares of Little Mountain common stock generally will be tax free to Little Mountain shareholders for federal income tax purposes. Two exceptions apply to this general rule. First, the personal circumstances of some shareholders could result in the exchange having federal income tax consequences to them. Second, the receipt of cash in lieu of fractional shares of Norwest common stock will be a taxable event. To review the tax consequences to Little Mountain shareholders in greater detail, see page 23.

     YOU SHOULD CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER.

Q:   WHEN WILL THE MERGER BE COMPLETED?

A: Little Mountain and Norwest expect to complete the Merger within a few days after the special meeting, assuming the required regulatory approvals have been received by then.

Q:   WHAT RIGHTS DO I HAVE IF I DISSENT FROM THE MERGER?

A: You have a right to an appraisal of the fair value of your Little Mountain common stock. See page 19 for information on your appraisal rights and how to exercise them.

                              QUESTIONS AND ANSWERS
                      ABOUT THE PROXY STATEMENT-PROSPECTUS

Q:   WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of Little Mountain and a prospectus of Norwest. As a proxy statement, it is being provided to you because Little Mountain's board of directors is soliciting your proxy for use at the special meeting. As a prospectus, it is being provided to you because Norwest will exchange shares of its common stock for your shares of Little Mountain common stock.

Q:   DO I NEED TO READ THE ENTIRE DOCUMENT, INCLUDING THE APPENDICES?

A: Absolutely. Much of this Proxy Statement-Prospectus summarizes information that is set forth in greater detail elsewhere in this document or in the appendices to this document. Each summary is qualified in its entirety by reference to the information being summarized. For example, the summary of the terms of the Reorganization Agreement is qualified in its entirety by reference to the full text of the Reorganization Agreement, a copy of which is included as Appendix A. If there is any inconsistency between the summary and the actual terms of the Reorganization Agreement, the actual terms will control. As a result, to fully understand the Merger and your rights as a Little Mountain shareholder, you will need to read carefully this entire document including appendices.

Q:   IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: This Proxy Statement-Prospectus incorporates important business and financial information about Norwest that is not included in or delivered with this document. For example, Norwest's consolidated financial statements for the year ended December 31, 1997 are not included in this document. Instead, they are incorporated from Norwest's annual report on Form 10-K for 1997. Norwest's 1997 Form 10-K also contains a description of Norwest's business and a financial review of its operations.

     INFORMATION THAT IS INCORPORATED FROM ANOTHER DOCUMENT IS CONSIDERED PART OF THIS PROXY STATEMENT-PROSPECTUS. IT IS CONSIDERED TO HAVE BEEN DISCLOSED TO YOU WHETHER OR NOT YOU ACTUALLY REVIEW THE INFORMATION.

Q:   WHERE CAN I FIND THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE?

A: Information incorporated from other documents is available to you without charge upon written or oral request. See page 49 under "WHERE YOU CAN FIND MORE INFORMATION" for a list of the documents that Norwest has incorporated by reference into this Proxy Statement-Prospectus, and how to obtain copies of these documents.

Q: WHAT ABOUT REPORTS FILED BY NORWEST AFTER THE DATE OF THIS PROXY STATEMENT-PROSPECTUS?

A: Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may update, modify or correct information in the documents incorporated by reference. You should review these reports, as they could disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy
     Statement-Prospectus.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE OTHER INFORMATION AVAILABLE TO YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION."

     PARTIES TO THE MERGER


NORWEST CORPORATION...........................  Norwest is a diversified financial services company
Sixth and Marquette                             organized under the laws of Delaware and registered under
Minneapolis, Minnesota 55479                    the Bank Holding Company Act.  Through its subsidiaries and
(612) 667-1234                                  affiliates, Norwest provides retail, commercial and
                                                corporate banking services, as well as a variety of other
                                                financial services, including mortgage banking, consumer
                                                finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking,
                                                insurance agency services, computer and data processing
                                                services, trust services, mortgage-backed securities
                                                servicing, and venture capital investment.

                                                At March 31, 1998, Norwest had consolidated total assets of
                                                $96.1 billion, total deposits of $57.8 billion and total
                                                stockholders' equity of $7.1 billion. Based on total assets at
                                                March 31, 1998, Norwest was the 11th largest commercial
                                                banking organization in the United States.

LITTLE MOUNTAIN ..............................  Little Mountain is a financial services company organized
407 Pine Street                                 under the laws of the State of Minnesota and registered
Monticello, Minnesota 55362                     under the Bank Holding Company Act.  Little Mountain
(612) 295-2290                                  operates through its subsidiary bank, First National Bank
                                                of Monticello, to provide retail, commercial, corporate and mortgage banking services to customers in the Monticello
                                                and Lakeville market areas.

                                                At March 31, 1998, Little Mountain had consolidated total
                                                assets of approximately $76.5 million, total deposits of
                                                approximately $69.9 million and total stockholders' equity of approximately $6.1 million.

REASONS FOR THE MERGER (SEE PAGE 18)........... Little Mountain has agreed to be acquired by Norwest because
                                                Little Mountain's board of directors feels that of all
                                                publicly-traded holding companies, Norwest's style of
                                                operation and method of handling customers most closely
                                                reflects Little Mountain's method of operating. Additionally, the board of directors feels



                                                that the communities served by Little Mountain will be better served by Norwest than any other publicly-held bank. The board of directors of Little Mountain believes that Little Mountain shareholders will benefit by becoming owners of the company that has more resources to compete in the financial services industry, increased risk diversification and increased
                                                liquidity due to the fact that Norwest common stock is
                                                publicly traded.

REQUIRED VOTE; VOTING AGREEMENTS............... The holders of a majority of the outstanding shares of Little
                                                Mountain common stock must approve the Merger. Little
                                                Mountain's directors have agreed to vote in favor of the
                                                Merger all shares of Little Mountain common stock beneficially owned by them at the record date for the special meeting. At the record date, the directors beneficially owned an aggregate of 10,822 shares of Little Mountain common stock, representing approximately 79.7% of the shares of Little Mountain common stock outstanding at the record date. As a result, the
                                                directors can approve the Merger without the vote of any other shareholders.

RECOMMENDATION OF LITTLE MOUNTAIN'S
  BOARD OF DIRECTORS........................... Little Mountain's board of directors has approved the Merger as being in the best interests of Little Mountain shareholders and recommends that Little Mountain shareholders approve the
                                                Merger at the special meeting.

THE MERGER..................................... In the Merger, Little Mountain will merge with a newly-formed, wholly-owned subsidiary of Norwest. Little Mountain will be the surviving entity in the Merger.

   WHAT LITTLE MOUNTAIN SHAREHOLDERS
   WILL RECEIVE (SEE PAGE 25).................. In the Merger, Norwest will exchange a total of $18,100,000 of
                                                Norwest common stock for all of the outstanding shares of
                                                Little Mountain common stock. Based on 13,576 shares of Little
                                                Mountain common stock outstanding, Norwest will exchange
                                                approximately $1,333.24 of its common stock for each share of
                                                Little Mountain common stock.

                                                The Exchange Ratio will be determined by dividing the Adjusted
                                                Norwest Shares by the number of shares of Little Mountain
                                                common stock then outstanding. The number of Adjusted Norwest
                                                Shares will be



                                                determined by dividing $18,100,000 by the Norwest Measurement
                                                Price. The Norwest Measurement Price will be the average of the closing prices of a share of Norwest common stock as
                                                reported on the New York Stock Exchange consolidated tape
                                                during the period of 20 consecutive trading days ending on the day immediately before the special meeting.

                                                Norwest will not issue fractional shares in the Merger. If the total number of shares of Norwest common stock you are
                                                entitled to receive in the Merger does not equal a whole
                                                number, Norwest will pay you cash in lieu of the fractional share.

   MANAGEMENT AND OPERATIONS OF LITTLE
   MOUNTAIN AFTER THE MERGER................... When the Merger is complete, Norwest will own all of the outstanding shares of Little Mountain common stock. As a
                                                result, Norwest will be able to elect or appoint all of the directors and officers of Little Mountain.

                                                As a result of the Merger, the Bank will become an indirect subsidiary of Norwest. Norwest expects that after the Merger the Bank will operate at its current location, providing
                                                products and services offered by Norwest affiliates.

   ADDITIONAL INTERESTS OF LITTLE MOUNTAIN'S
   MANAGEMENT (SEE PAGE 18).................... Little Mountain's management will receive the same consideration for their shares of Little Mountain common stock as you will. Certain members of management, however, have
                                                employment agreements that provide them with interests in the
                                                Merger that are different from, or in addition to, your
                                                interests in the Merger. Also, certain Little Mountain
                                                shareholders have interests in the partnership that owns the building used by the Bank. The Bank will purchase the building from the partnership before the Merger is completed.

   CONDITIONS TO THE MERGER
   (SEE PAGE 27)............................... A number of conditions must be satisfied before the Merger can be completed, including the following:

                                                o  The Merger must be approved by the holders of a
                                                   majority of the outstanding Little Mountain common
                                                   stock.

                                                o  The Merger must be approved by governmental



                                                   authorities without unreasonably burdensome demands
                                                   on Norwest.

                                                o  Little Mountain must receive a legal opinion that
                                                   its shareholders will not recognize any gain or loss
                                                   for federal income tax purposes as a result of the
                                                   Merger (except for cash received in lieu of fractional
                                                   shares).

                                                o  There cannot be any change since December 31, 1997
                                                   that has had, or might reasonably be expected to have,
                                                   a material adverse effect on Little Mountain.

                                                Some of the conditions to the Merger are subject to exceptions and/or to a "materiality" standard. Certain conditions may also be waived by the party entitled to assert the condition.

   REGULATORY APPROVALS (SEE PAGE 22).......... The Merger is subject to the prior approval of the Federal
                                                Reserve Board. Approval of the Federal Reserve Board is
                                                required because Norwest is a bank holding company.

                                                Norwest has applied to the Federal Reserve Board for approval of the Merger. The application is pending as of the date of this Proxy Statement-Prospectus.

   TERMINATION OF THE REORGANIZATION
   AGREEMENT (SEE PAGE 27)..................... Norwest and Little Mountain can mutually agree to terminate the Reorganization Agreement without completing the Merger.
                                                Also, either party can terminate the Reorganization Agreement under the following circumstances:

                                                o  if a court or other governmental authority prohibits
                                                   the Merger; or

                                                o  the Merger is not completed by December 31, 1998,
                                                   unless the failure to complete the Merger on or before
                                                   that date is the fault of the party seeking to
                                                   terminate.

   ACCOUNTING TREATMENT (SEE PAGE 24).......... Norwest expects to account for the Merger under the purchase method of accounting. Norwest will record, at fair value, the acquired assets and assumed liabilities of Little Mountain. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Norwest will
                                                record



                                                goodwill. Norwest will include in its consolidated results of operations the results of Little Mountain's operations after the Merger is completed.



   APPRAISAL RIGHTS (SEE PAGE 31
   AND APPENDIX B)............................  Little Mountain shareholders who dissent from the Merger are entitled to receive a cash payment equal to the value of their shares of Little Mountain common stock. To receive this cash payment, dissenting shareholders must follow the procedures outlined in Appendix B. Failure to comply strictly with these procedures will result in the forfeiture of appraisal rights.

   U.S. FEDERAL INCOME TAX
   CONSEQUENCES (SEE PAGE 23).................  The Merger has been structured so that Little Mountain shareholders generally will not recognize any gain or loss for
                                                U.S. federal income tax purposes as a result of the Merger
                                                (except for cash received in lieu of fractional shares). The
                                                Merger is conditioned on the receipt by Little Mountain of a legal opinion to this effect.


   MARKET INFORMATION (SEE PAGE 11)...........  Norwest common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol NOB. On March
                                                6, 1998, the last full trading day before Little Mountain and
                                                Norwest signed the Reorganization Agreement, Norwest common stock closed at $43.3750 per share. On ____________, 1998,
                                                Norwest common stock closed at $___ per share.

                                                There is no public market for Little Mountain common stock.


                        COMPARATIVE PER COMMON SHARE DATA

     The following table presents selected comparative per common share data for Norwest common stock on a historical and pro forma combined basis and for Little Mountain common stock on a historical and pro forma equivalent basis. The historical information should be read with (a) the selected consolidated financial data (and related notes) for Norwest and Little Mountain appearing elsewhere in this Proxy Statement-Prospectus, (b) the complete consolidated financial statements of Little Mountain appearing elsewhere in this Proxy Statement-Prospectus and (c) the complete consolidated financial statements of Norwest included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." The information in the table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated.

     The pro forma information in the table assumes that Norwest will exchange
33.33 shares of its common stock for each share of Little Mountain common stock. This is the Exchange Ratio that would result if the Norwest Measurement Price is $40. See "THE REORGANIZATION AGREEMENT--BASIC PLAN OF REORGANIZATION." The pro forma information also assumes the Merger is accounted for using the purchase method of accounting. See "THE MERGER--ACCOUNTING TREATMENT."

                                    NORWEST COMMON STOCK  LITTLE MOUNTAIN COMMON STOCK
                                    --------------------  ----------------------------
                                                PRO FORMA                  PRO FORMA
                                    HISTORICAL  COMBINED   HISTORICAL      EQUIVALENT
                                    ----------  --------   ----------      ----------
BOOK VALUE (1):
    March 31, 1998                     $9.13       9.14       447.74          304.64
    December 31, 1997                   9.01       9.01       427.90          300.31

DIVIDENDS DECLARED (2):
    Quarter Ended March 31, 1998       0.165      0.165        --               5.50
    Year Ended December 31, 1997       0.615      0.615        --              20.50

NET INCOME (3):
    Quarter Ended March 31, 1998        0.47       0.47        19.86           15.67
    Year Ended December 31, 1997        1.75       1.75        73.63           58.33
--------------------------------------

(1) The pro forma combined book value per share of Norwest common stock represents the historical total combined common stockholders' equity for Norwest and Little Mountain divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Little Mountain common stock represents the pro forma combined book value per share of Norwest common stock multiplied by an assumed Exchange Ratio of 33.33.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of Little Mountain common stock represent cash dividends declared per share of Norwest common stock multiplied by an assumed Exchange Ratio of 33.33.

(3) The pro forma combined net income per share of Norwest common stock (based on diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Little Mountain divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Little Mountain common stock represents the pro forma combined net income per share multiplied by an assumed Exchange Ratio of 33.33.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

      The following selected financial information is to aid you in your analysis of the financial aspects of the Merger. The information for Norwest is derived from its historical financial statements (and related notes) contained in its annual reports and other information filed with the SEC and should be read with that information. These reports and other information are incorporated by reference into this Proxy Statement-Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." The information for Little Mountain is derived from its historical financial statements (and related notes) contained elsewhere in this Proxy Statement-Prospectus.


                      NORWEST CORPORATION AND SUBSIDIARIES


                                        QUARTERS ENDED
                                           MARCH 31                       YEARS ENDED DECEMBER 31
                                   ----------------------  -----------------------------------------------------
                                      1998         1997       1997       1996       1995      1994      1993(1)
                                   ----------   ---------  ---------  ---------  ---------  ---------  ---------
  (In millions, except per share data)
INCOME STATEMENT DATA
     Interest income ...........   $  1,754.5     1,607.4    6,697.4    6,318.3    5,717.3    4,393.7    3,946.3
     Interest expense ..........        687.9       649.1    2,664.0    2,617.0    2,448.0    1,590.1    1,442.9
                                   ----------   ---------  ---------  ---------  ---------  ---------  ---------
     Net interest income .......      1,066.6       958.3    4,033.4    3,701.3    3,269.3    2,803.6    2,503.4
     Provision for credit losses        124.5       109.0      524.7      394.7      312.4      164.9      158.2
     Non-interest income .......        810.3       684.6    2,962.3    2,564.6    1,848.2    1,638.3    1,585.0
     Non-interest expenses .....      1,210.0     1,041.5    4,421.3    4,089.7    3,382.3    3,096.4    3,050.4
                                   ----------   ---------  ---------  ---------  ---------  ---------  ---------
     Income before income taxes         542.4       492.4    2,049.7    1,781.5    1,422.8    1,180.6      879.8
     Income tax expense ........        174.7       170.5      698.7      627.6      466.8      380.2      266.7
                                   ----------   ---------  ---------  ---------  ---------  ---------  ---------
     Net income ................   $    367.7       321.9    1,351.0    1,153.9      956.0      800.4      613.1
                                   ==========   =========  =========  =========  =========  =========  =========

PER COMMON SHARE DATA
       Net income:
        Basic ..................   $     0.48        0.43       1.78       1.55       1.39       1.23       0.95
        Diluted ................         0.47        0.42       1.75       1.54       1.36       1.20       0.93

     Dividends declared ........       0.1650      0.1500     0.6150     0.5250     0.4500     0.3825     0.3200

BALANCE SHEET DATA
     At period end:
      Total assets .............   $ 96,093.7    83,580.3   88,540.2   80,175.4   72,134.4   59,315.9   54,665.0
      Long-term debt ...........     12,486.5    11,971.4   12,766.7   13,082.2   13,676.8    9,186.3    6,850.9
      Total stockholders' equity      7,105.4     6,187.2    7,022.2    6,064.2    5,312.1    3,846.4    3,760.9


(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

                 LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY


                                        QUARTERS ENDED         YEARS ENDED
                                           MARCH 31            DECEMBER 31
                                       1998        1997      1997      1996
                                    ----------   --------  --------  ---------
(In thousands, except per share data)

INCOME STATEMENT DATA
   Interest income ..............   $  1,374.5    1,268.4   5,301.2    4,925.2
   Interest expense .............        542.2      491.9   2,074.1    1,941.7
                                    ----------   --------  --------  ---------
     Net interest income ........        832.3      776.5   3,227.1    2,983.5
   Provision for losses on loans          --         --        --         --
   Non-interest income ..........        341.9      239.2   1,116.9    1,236.5
   Non-interest expenses ........        720.7      678.2   2,703.5    2,538.2
                                    ----------   --------  --------  ---------
     Income before income taxes .        453.5      337.5   1,640.5    1,681.8
   Income tax expense ...........        183.9      127.3     640.9      636.4
                                    ----------   --------  --------  ---------
   Net income ...................   $    269.6      210.2     999.6    1,045.4
                                    ==========   ========  ========  =========

PER COMMON SHARE DATA
   Net income:
     Basic ......................   $    19.86      15.48     73.63      77.01
     Diluted ....................        19.86      15.48     73.63      77.01
   Dividends declared ...........         --         --        --         --

BALANCE SHEET DATA At period end:
     Total assets ...............   $ 76,464.2   66,679.7  74,740.1   67,928.5
     Total liabilities ..........     70,385.7   61,664.5  68,930.9   63,118.9
     Total stockholders' equity .      6,078.6    5,015.2   5,809.2     4,89.6

   SHARE PRICES AND DIVIDENDS FOR NORWEST COMMON STOCK

      The following table sets forth the high and low sales prices per share of the Norwest common stock, and the cash dividends paid on Norwest common stock, for the quarterly periods indicated. The prices for Norwest common stock are as reported on the New York Stock Exchange. There is no public market for Little Mountain common stock.

                                              NORWEST COMMON STOCK
                                              --------------------
                                   HIGH                LOW             DIVIDENDS
                                   ----                ---             ---------

  1995
      First Quarter              $13.1250            11.3125              0.105
      Second Quarter              14.6875            12.5625              0.105
      Third Quarter               16.3750            13.4375              0.120
      Fourth Quarter              17.3750            14.6250              0.120

  1996
      First Quarter               18.5625            15.2500              0.120
      Second Quarter              18.7500            16.5000              0.135
      Third Quarter               20.5000            16.0000              0.135
      Fourth Quarter              23.4375            20.3750              0.135

  1997
      First Quarter               26.6250            21.3750              0.150
      Second Quarter              29.6250            22.1875              0.150
      Third Quarter               32.1563            28.1250              0.150
      Fourth Quarter              39.5000            29.7500              0.165

  1998
      First Quarter               43.8750            34.7500              0.165
      Second Quarter
      (through June __, 1998)

                           NORWEST-WELLS FARGO MERGER

     THE FOLLOWING SUMMARIZES THE PROPOSED MERGER BETWEEN NORWEST AND WELLS FARGO & COMPANY. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO NORWEST'S CURRENT REPORT ON FORM 8-K DATED JUNE 8, 1998, WHICH IS INCORPORATED HEREIN BY REFERENCE. SEE "WHERE YOU CAN FIND MORE INFORMATION."

AGREEMENT AND PLAN OF MERGER

     Norwest has entered into an Agreement and Plan of Merger dated June 7, 1998 with Wells Fargo & Company ("Wells Fargo") under which Wells Fargo will merge with Norwest. The name of the combined company will be Wells Fargo & Company, and its headquarters will be San Francisco, California.

MANAGEMENT OF THE COMBINED COMPANY

     Paul Hazen, currently Chairman and Chief Executive Officer of Wells Fargo, will become Chairman of the combined company. Richard M. Kovacevich, currently Chairman and Chief Executive Officer of Norwest, will become President and Chief Executive Officer of the combined company.

OWNERSHIP OF THE COMBINED COMPANY

     In the proposed combination, Norwest will exchange 10 shares of its common stock for each share of Wells Fargo common stock. After the exchange, it is expected that Wells Fargo stockholders will own approximately 52.5% of the outstanding shares of the combined company.

STOCK OPTION AGREEMENTS

     As an inducement and condition to Wells Fargo's entering into the merger agreement, Norwest granted Wells Fargo an option to purchase approximately 19.9% of the outstanding shares of Norwest common stock. The option is exercisable only if certain events occur, including the acquisition by any person other than Wells Fargo of the beneficial ownership of 20% or more of the outstanding Norwest common stock. Certain business combinations involving Norwest will also cause the option to become exercisable.

     Wells Fargo has granted Norwest a substantially identical option to purchase approximately 19.9% of the outstanding Wells Fargo common stock.

CONDITIONS TO THE NORWEST-WELLS FARGO MERGER

     The Norwest-Wells Fargo merger is subject to a number of conditions, including the approval of the merger agreement by the stockholders of each company and the receipt of all required governmental approvals. There is no assurance that the Norwest-Wells Fargo merger will be completed.

                         SPECIAL MEETING OF SHAREHOLDERS

     Little Mountain is sending you this Proxy Statement-Prospectus to provide you with information concerning the Merger and to solicit your proxy for use at the special meeting of shareholders. At the special meeting, shareholders of Little Mountain will be asked to approve the Merger.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The date, time and place of the special meeting are as follows:

                                    WEDNESDAY, JULY 29, 1998
                                    1:00 P.M., LOCAL TIME
                                    407 PINE STREET
                                    MONTICELLO, MINNESOTA

RECORD DATE

     Little Mountain has established June 15, 1998 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     On the record date, there were 13,576 shares of Little Mountain common stock outstanding and entitled to vote at the special meeting. The holders of Little Mountain common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum. Approval of the Merger each requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Little Mountain common stock on the record date.

VOTING AGREEMENTS

     Each Little Mountain director has entered into a voting agreement with Norwest pursuant to which the director has agreed to vote in favor of the Merger all shares of Little Mountain common stock beneficially owned by the director at the record date. Little Mountain's directors owned at the record date 10,822 shares of Little Mountain common stock, representing approximately 79.7% of the shares of Little Mountain common stock outstanding at the record date. As a result, the directors can approve the Merger without the vote of any other shareholders. See "INFORMATION ABOUT LITTLE MOUNTAIN--BENEFICIAL OWNERSHIP OF LITTLE MOUNTAIN COMMON STOCK BY LITTLE MOUNTAIN MANAGEMENT AND PRINCIPAL SHAREHOLDERS."

VOTING AND REVOCATION OF PROXIES

     All shares of Little Mountain common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. IF YOU SIGN AND RETURN A PROXY WITHOUT VOTING INSTRUCTIONS, AND DO NOT REVOKE THE PROXY, THE PROXY WILL BE VOTED FOR THE MERGER.

     You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of Little Mountain before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

     The proposal to approve the Merger must be approved by the holders of a majority of the outstanding shares of Little Mountain common stock. Because approval of the Merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal will have the same effect as voting against the proposal.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Little Mountain may solicit proxies from Little Mountain shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Little Mountain will bear its own expenses in connection with any solicitation of proxies for the special meeting.

OTHER MATTERS

     If an insufficient number of votes for the Merger is received before the scheduled meeting date, Norwest and Little Mountain may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Merger or contain no instructions will be voted for adjournment.

     Little Mountain's board of directors is not aware of any business to be brought before the special meeting other than the proposals to approve the Merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Little Mountain.

                                   THE MERGER

PURPOSE AND EFFECT OF THE MERGER

     Norwest is using the Merger to acquire Little Mountain. As a result of the Merger, Little Mountain will become a wholly-owned subsidiary of Norwest and shareholders of Little Mountain will receive shares of Norwest common stock for their shares of Little Mountain common stock. Norwest will own all of the outstanding shares of Little Mountain common stock. Shareholders of Little Mountain will become stockholders of Norwest, and their rights will be governed by Norwest's restated certificate of incorporation and bylaws rather than Little Mountain's articles of incorporation and bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF LITTLE MOUNTAIN COMMON STOCK AND NORWEST COMMON STOCK."

BACKGROUND OF AND REASONS FOR THE MERGER

     Little Mountain has agreed to be acquired by Norwest because Little Mountain's board of directors believes that of all publicly-traded holding companies, Norwest's style of operation and method of handling customers most closely reflects Little Mountain's method of operating. Additionally, the board of directors feels that the communities served by Little Mountain will be better served by Norwest than any other publicly-held bank holding company. The board of directors of Little Mountain believes that Little Mountain shareholders will benefit by becoming owners of the company that has more resources to compete in the financial services industry, increased risk diversification and increased liquidity due to the fact that Norwest common stock is publicly traded.


ADDITIONAL INTERESTS OF LITTLE MOUNTAIN'S MANAGEMENT IN THE MERGER

     In considering the recommendation of Little Mountain's board of directors to approve the Merger, you should be aware that certain directors have interests in the Merger that are different from, or in addition to, the interests of Little Mountain shareholders generally.

     THOMAS A. POGATCHNIK EMPLOYMENT AGREEMENT. Thomas A. Pogatchnik will be employed as a Norwest bank president for a period of three years, commencing on the Effective Date of the Merger. Mr. Pogatchnik will receive annual base compensation of $118,000, subject to increase after the first year. Mr. Pogatchnik will also be eligible for all benefits available to regular, full-time employees of Norwest and its bank affiliates. During the term of his employment with Norwest and for two years thereafter, Mr. Pogatchnik will be subject to certain non-competition restrictions in Wright County and Dakota County, Minnesota. Mr. Pogatchnik is currently the Bank's President and Chief Executive Officer.

     BARRY POGATCHNIK EMPLOYMENT AGREEMENT. Barry Pogatchnik will be employed as a Norwest bank vice president for a period of three years, commencing on the Effective Date of the Merger. Mr. Pogatchnik will receive annual base compensation of $52,500, subject to increase after the first year. Mr. Pogatchnik will also be eligible for all benefits available to regular, full-time employees of Norwest and its bank affiliates. During the term of his employment with Norwest and for two years thereafter, Mr. Pogatchnik will be subject to certain non-competition restrictions in Wright County and Dakota County, Minnesota. Mr. Pogatchnik is currently a Vice President of Little Mountain and of the Bank.

     SALE OF BANK BUILDING. Little Mountain Land & Cattle Co., a limited partnership, owns the building used by the Bank. The partnership's sale of the building to the Bank is a condition to completion of the

Merger. The purchase price of the building will be determined under appraisal procedures agreed to by Norwest and Little Mountain in the Reorganization Agreement. Barbara L. Bacich, James P. Gardner, John O. Irvine, Richard C. Magnuson, Thomas A. Pogatchnik and Barry P. Pogatchnik is each a general and limited partner of the partnership and a director and shareholder of Little Mountain.

APPRAISAL RIGHTS

     Under Sections 302A.471 and 302A.473 of the MBCA, shareholders of Little Mountain have the right to dissent from the Merger and receive the fair value of their shares of Little Mountain common stock. "Fair value," for this purpose, means the value of the shares immediately before the Effective Date of the Merger. Little Mountain is required by law to notify its shareholders of their dissenters' rights and to provide them with a copy of Sections 302A.471 and 302A.473. This Proxy Statement-Prospectus is such notice. A copy of Sections 302A.471 and 302A.473 is included in this Proxy Statement-Prospectus as Appendix B.

     The following discussion is not a complete statement of the laws pertaining to dissenters' rights under Minnesota law and is qualified in its entirety by the full text of Sections 302A.471 and 302A.473 included as Appendix B to this Proxy Statement-Prospectus. Any shareholder who wishes to exercise the right to dissent and demand the fair value of such shareholder's shares, or who wishes to preserve the right to do so, should review the following discussion and Appendix B carefully. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS ARE NOT FULLY AND PRECISELY SATISFIED.

     A holder of Little Mountain common stock wishing to exercise the right to demand the fair value of such shareholder's shares must first file, BEFORE the vote of shareholders is taken at the special meeting, a written notice of intent to demand the fair value of such shareholder's shares and must, in addition, not vote in favor of the Reorganization Agreement. A vote against the Reorganization Agreement, whether in person or by proxy, will not in and of itself satisfy the requirement of a written notice of intent to demand the fair value of a shareholder's common stock.

     A demand for fair value must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the certificate or certificates representing such shareholder's shares. If the common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, the agent is acting as agent for the record owner.

     A record owner who holds shares as a nominee for others, such as a broker, may demand fair value of the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. A beneficial owner of common stock who is not the record owner may assert dissenters' rights with respect to shares held on behalf of the beneficial owner if the beneficial owner submits to Little Mountain at the time of or before the assertion of dissenters' rights a written consent of the record owner of the shares. From that point forward, Little Mountain will treat the beneficial owner in the same fashion as a record shareholder.

     Little Mountain shareholders who elect to exercise dissenters' rights and demand fair value should mail (by certified or registered mail) or deliver their written demand to Little Mountain Bancshares, Inc., 407 Pine Street, Monticello, Minnesota 55362. Such written demand should specify the shareholder's name and mailing address, the number of shares owned, and that the shareholder is thereby demanding the fair value of such shareholder's shares.

     After the Effective Date of the Merger, Norwest, on behalf of Little Mountain, which will be the surviving entity following the Merger (which Norwest subsidiary is referred for purposes of this discussion as "Norwest"), will cause to be mailed to each shareholder of Little Mountain who has properly asserted dissenters' rights a notice that contains the following:

     (a) the address to which a demand for payment and stock certificates must be sent in order to receive payment and the date by which they must be received;

     (b) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

     (c) another copy of Sections 302A.471 and 302A.473, together with a brief description of these sections.

To receive the fair value of common stock a dissenting shareholder must demand payment and deposit the certificates representing such shares within 30 days after the notice is given.

     After Norwest receives a valid demand for payment, it will cause to be remitted to each dissenting shareholder who has properly asserted dissenters' rights the fair value of the shares of Little Mountain common stock with interest at the judgment rate computed from the Effective Date of the Merger. Such payment will be accompanied by (a) the audited financial statements of Norwest for its most recently completed fiscal year, together with the latest available interim financial statements; (b) an estimate of the fair value of the shares with respect to which dissenters' rights have been exercised and a brief description of the method used to reach the estimate; and (c) additional copies of Sections 302A.471 and 302A.473 along with a brief description of the procedures to be followed to demand the supplemental payment discussed below. If Norwest fails to remit payment within 60 days after receiving shares from a dissenting shareholder, it is obligated to return any certificates for such shares to the dissenting shareholder.

     If a dissenting shareholder believes that the amount remitted by Norwest is less than the fair value of the shares plus interest, such dissenting shareholder may give written notice to Norwest of such shareholder's own estimate of the fair value for the shares plus interest and demand a supplemental payment for the difference. Any written demand for supplemental payment must be made within 30 days after Norwest has mailed its original remittance. Otherwise, the dissenting shareholder is entitled only to the amount remitted by Norwest.

     Within 60 days after receiving a demand for supplemental payment, Norwest, as the surviving entity, must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting shareholder and Norwest) or file a petition in the state courts of Minnesota requesting that the court determine the fair value of the shares plus interest. Any petition so filed must name as parties all dissenting shareholders who have demanded supplemental payments and who have been unable to reach an agreement with Norwest concerning the fair value of their shares. Norwest must, after filing the petition, serve all parties with the summons and a copy of the petition under the rules of civil procedure. Non-resident parties may be served by registered or certified mail, or by publication as provided by law. Unless otherwise provided, the rules of civil procedure apply to the proceeding. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of fair value of the shares. The jurisdiction of the court is plenary and exclusive, and the fair value as determined by the court is binding on all shareholders, wherever located. A dissenting shareholder, if successful, is entitled to a judgment in cash for the amount by which the fair value of such shareholder's shares as determined by the court exceeds the amount originally remitted by Norwest.

     Generally, the costs and expenses associated with a court proceeding to determine the fair value of the shares will be borne by the surviving entity, unless the court finds that a dissenting shareholder has demanded supplemental payment in a manner which is arbitrary, vexatious, or not in good faith. Similar costs and expenses may also be assessed in instances where Norwest has failed to comply with the procedures in Section 302A.473 pertaining to dissenters' rights discussed above. The court may, in its discretion, award attorneys' fees to an attorney representing dissenting shareholders out of any amount awarded to such dissenters.

     Failure to follow the steps required by Section 302A.473 for asserting dissenters' rights may result in the loss of a shareholder's rights to demand the fair value of such shareholder's shares of common stock. Shareholders considering seeking appraisal should realize that the fair value of their shares, as determined under Section 302A.473 in the manner outlined above, could be more than, the same as, or less than the value of the Norwest common stock they would be entitled to as a result of the Merger if they did not seek appraisal of their shares.

EXCHANGE OF CERTIFICATES

     After completion of the Merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Norwest, will mail to each holder of record of shares of Little Mountain common stock a form of letter of transmittal, together with instructions for the exchange of the holder's stock certificates for a certificate representing Norwest common stock.

     LITTLE MOUNTAIN SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     No dividend or other distribution declared on Norwest common stock after completion of the Merger will be paid to the holder of any certificates for shares of Little Mountain common stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Norwest common stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Norwest common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Norwest common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Norwest common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Norwest common stock in exchange for lost, stolen or destroyed certificates for Little Mountain common stock upon receipt of a lost certificate affidavit and a bond indemnifying Norwest for any claim that may be made against Norwest as a result of the lost, stolen or destroyed certificates.

     After completion of the Merger, no transfers will be permitted on the books of Little Mountain. If, after completion of the Merger, certificates for Little Mountain common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Norwest common stock.

     None of Norwest, Little Mountain, the exchange agent or any other person will be liable to any former holder of Little Mountain common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Federal Reserve Board. The approval of the Federal Reserve Board is required because Norwest is a bank holding company registered under the Bank Holding Company Act. Norwest has filed an application with the Federal Reserve Board requesting approval of the Merger. The application is pending as of the date of this Proxy Statement-Prospectus.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Little Mountain shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Merger.

     Norwest and Little Mountain are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. Norwest and Little Mountain intend to seek any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

     The Merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Norwest may elect not to complete the Merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Norwest. See "THE REORGANIZATION AGREEMENT--CONDITIONS TO THE COMPLETION OF THE MERGER" AND "--TERMINATION OF THE REORGANIZATION AGREEMENT."

EFFECT ON LITTLE MOUNTAIN'S EMPLOYEE BENEFIT PLANS

     The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Little Mountain will be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of Little

Mountain will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Merger.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO LITTLE MOUNTAIN SHAREHOLDERS

     The following is a summary of the anticipated U.S. federal income tax consequences of the Merger to Little Mountain shareholders. The summary is based on the parties' understanding of the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

     The anticipated U.S. federal income tax consequences to Little Mountain shareholders are as follows:

     * A shareholder who receives shares of Norwest common stock in exchange for shares of Little Mountain common stock will not recognize any gain or loss on the receipt of the shares of Norwest common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

     * A shareholder's tax basis in the shares of Norwest common stock received will be the same as the shareholder's tax basis in the shares of Little Mountain common stock exchanged in the Merger, less any cash received in lieu of fractional shares.

     * The holding period of the shares of Norwest common stock received by a shareholder will include the holding period of the shareholder's shares of Little Mountain common stock exchanged in the Merger, but only if the shares of Little Mountain common stock were held as a capital asset at the time the Merger is completed.

     Little Mountain is not required to complete the Merger unless it receives an opinion of its counsel that these will be the U.S. federal income tax consequences of the Merger. The opinion may make certain assumptions and may rely on representations of the parties to the Merger as to factual matters. It will represent counsel's judgment as to the tax status of the Merger under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger. Nor is there is any assurance that the IRS would not prevail in the event the tax consequences of the Merger were litigated.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE MERGER.

RESALE OF NORWEST COMMON STOCK

     The Norwest common stock issued in the Merger will be freely transferable under the Securities Act, except for shares issued to Little Mountain shareholders who are considered to be "affiliates" of Little Mountain or Norwest under Rule 145 under the Securities Act or of Norwest under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

     Affiliates of Little Mountain may not sell the shares of Norwest common stock received in the Merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Norwest has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

     Little Mountain has agreed to use its best efforts to deliver to Norwest signed representations by each person who may be deemed to be an affiliate of Little Mountain that the person will not sell, transfer or otherwise dispose of the shares of Norwest common stock to be received by the person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

     This Proxy Statement-Prospectus does not cover any resales of Norwest common stock received by affiliates of Little Mountain.

STOCK EXCHANGE LISTING

     The shares of Norwest common stock to be issued in the Merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

ACCOUNTING TREATMENT

     Norwest will account for the Merger as a purchase. Norwest will record, at fair value, the acquired assets and assumed liabilities of Little Mountain. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Norwest will record goodwill. Norwest will include in its results of operations the results of Little Mountain's operations after the Merger.

     The unaudited pro forma data included in this Proxy Statement-Prospectus for the Merger have been prepared using the purchase method of accounting. SEE "SUMMARY--COMPARATIVE PER COMMON SHARE DATA."

                          THE REORGANIZATION AGREEMENT


     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE REORGANIZATION AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS APPENDIX A. THE REORGANIZATION AGREEMENT IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT-PROSPECTUS.

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE REORGANIZATION AGREEMENT. LITTLE MOUNTAIN SHAREHOLDERS ARE ENCOURAGED TO READ THE REORGANIZATION AGREEMENT CAREFULLY AND IN ITS ENTIRETY. PARENTHETICAL REFERENCES ARE TO THE RELEVANT PARAGRAPH OR PARAGRAPHS OF THE REORGANIZATION AGREEMENT.

BASIC PLAN OF REORGANIZATION

     STRUCTURE. Norwest will acquire Little Mountain pursuant to a statutory merger of Little Mountain with a newly-formed, wholly-owned subsidiary of Norwest. Little Mountain will be the surviving company in the Merger. Norwest will exchange shares of Norwest common stock for all of the outstanding shares of Little Mountain common stock, so that after the Merger Little Mountain will be a wholly-owned subsidiary of Norwest. (PARAGRAPH 1(A))

     CONSIDERATION.

         NORWEST COMMON STOCK. As part of the Merger, each share of Little Mountain common stock outstanding immediately before the Merger will be converted into and exchanged for the number of shares of Norwest common stock determined by dividing the Adjusted Norwest Shares by the number of shares of Little Mountain common stock then outstanding. The number of Adjusted Norwest Shares will equal the sum of (i) $18,100,000 divided by the Norwest Measurement Price plus (ii) if the Effective Date of the Merger is after September 30, 1998, the number of shares of Norwest common stock equal to (A) the product of (x) the number of shares of Norwest common stock determined in accordance with clause
(i) above times (y) the dividend amount per share for the cash dividend, if any, paid on Norwest common stock on September 1, 1998, divided by (B) the Norwest Measurement Price. The Norwest Measurement Price will be the average of the closing prices of a share of Norwest common stock as reported on the New York Stock Exchange consolidated tape during the period of 20 consecutive trading days ending on the day immediately before the special meeting. (PARAGRAPH 1(A))

         THE PRICE OF NORWEST COMMON STOCK ON THE EFFECTIVE DATE OF THE MERGER MAY BE HIGHER OR LOWER THAN THE NORWEST MEASUREMENT PRICE. NO ADJUSTMENT WILL BE MADE TO THE NUMBER OF SHARES OF NORWEST COMMON STOCK YOU WILL RECEIVE TO REFLECT FLUCTUATIONS IN THE PRICE OF NORWEST COMMON STOCK OCCURRING AFTER THE SPECIAL MEETING.

         CASH IN LIEU OF FRACTIONAL SHARES. If the aggregate number of shares of Norwest common stock you will receive in the Merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest common stock multiplied by the average of the closing prices of a share of Norwest common stock as reported by the composite tape of the New York Stock Exchange for each of the five trading days immediately before the special meeting. (PARAGRAPH 1(C))

     COMPLETION OF THE MERGER. Norwest and Little Mountain expect the Merger to be completed promptly after approval of the Merger by Little Mountain shareholders and the satisfaction (or waiver) of the conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (PARAGRAPH 1(D))

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains various representations and warranties by Norwest and Little Mountain as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Merger, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (PARAGRAPHS 2 AND 3) Because the representations and warranties do not survive completion of the Merger, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the Merger is completed).

CERTAIN COVENANTS

     The Reorganization Agreement contains various covenants and agreements that govern the actions of Little Mountain and Norwest pending completion of the Merger. Some of the more important covenants are summarized below.

     CONDUCT OF BUSINESS.

         LITTLE MOUNTAIN. Little Mountain has agreed to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, Little Mountain is required to obtain the consent of Norwest before it makes any new loan or modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $100,000. The Reorganization Agreement places restrictions on the ability of Little Mountain to take certain actions without Norwest's consent, including (a) incurring indebtedness, (b) granting rights to acquire shares of its capital stock, (c) issuing shares of its capital stock except upon exercise of outstanding options, (d) declaring dividends or purchasing its capital stock,
(e) selling its assets and (f) raising the compensation of its officers and directors. (PARAGRAPHS 4(A) AND (B)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

         NORWEST. Norwest has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

     COMPETING TRANSACTIONS. Little Mountain has agreed not to directly or indirectly solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of Little Mountain (b) make a tender or exchange offer for any shares of its common stock or other equity security of Little Mountain, (c) purchase, lease or otherwise acquire the assets of Little Mountain except in the ordinary course of business or (d) merge, consolidate or otherwise combine with Little Mountain. Little Mountain has also agreed to promptly inform Norwest if any third party makes an offer or inquiry concerning any of the foregoing. (PARAGRAPH 4(H))

     OTHER COVENANTS. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this Proxy Statement-Prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Norwest common stock to be issued in the Merger. In addition, Little Mountain has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Little Mountain's business after the Merger and (b) use its best efforts to deliver to Norwest prior to completion of the Merger signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of Little Mountain who may reasonably be deemed an "affiliate" of Little Mountain within the meaning of each term used in Rule 145 of the Securities Act. (PARAGRAPHS 4(L) AND 4(M)) See "THE MERGER--RESALE OF NORWEST COMMON STOCK."

CONDITIONS TO THE COMPLETION OF THE MERGER

     Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by Little Mountain of a favorable tax opinion. (PARAGRAPHS 6 AND 7) See "THE MERGER--CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO LITTLE MOUNTAIN SHAREHOLDERS." An additional condition is that Little Mountain Land & Cattle Co., a limited partnership controlled by certain shareholders of Little Mountain, sell to the Bank the Bank's building located at 407 Pine Street, Monticello, Minnesota. See "THE MERGER--ADDITIONAL INTERESTS OF LITTLE MOUNTAIN'S MANAGEMENT IN THE MERGER."

     The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on Little Mountain. Some of the conditions to the Merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the Merger may be waived by the party seeking to assert the condition. (PARAGRAPHS 6 AND 7)


TERMINATION OF THE REORGANIZATION AGREEMENT

     TERMINATION BY MUTUAL CONSENT. Norwest and Little Mountain can agree to terminate the Reorganization Agreement at any time before completion of the Merger. (PARAGRAPH 9(A)(I))

     TERMINATION BY EITHER NORWEST OR LITTLE MOUNTAIN. Either Norwest or Little Mountain can terminate the Reorganization Agreement if any of the following occurs:

     * The Merger has not been completed by December 31, 1998 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Merger to occur on or before that date). (PARAGRAPH 9(A)(II))

     * A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (PARAGRAPH 9(A)(III))

EFFECT OF TERMINATION

     Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Merger continue in effect after termination of the Reorganization Agreement. (PARAGRAPH 9(B))


WAIVER AND AMENDMENT

     Either Norwest or Little Mountain may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (PARAGRAPH 16)

     Norwest and Little Mountain can amend the Reorganization Agreement at any time before the Merger is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after Little Mountain shareholders approve the Merger if the amendment would change in a manner adverse to Little Mountain shareholders the consideration to be received by Little Mountain shareholders in the Merger. (PARAGRAPH 17)

EXPENSES

     Norwest and Little Mountain will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel. (PARAGRAPH 10)

               COMPARISON OF RIGHTS OF HOLDERS OF LITTLE MOUNTAIN
                      COMMON STOCK AND NORWEST COMMON STOCK

     Little Mountain currently is a Minnesota corporation. The rights of Little Mountain shareholders are governed by the MBCA and Little Mountain's articles of incorporation and bylaws. Norwest is incorporated under the laws the state of Delaware. The rights of Norwest stockholders are governed by the DGCL and Norwest's restated certificate of incorporation and bylaws. Upon completion of the Merger, Little Mountain shareholders will become stockholders of Norwest. As a result, their rights will be governed by the DGCL and Norwest's governing documents.

     The following compares certain rights of the holders of Little Mountain common stock to the rights of the holders of Norwest common stock. You can find additional information concerning the rights of Norwest stockholders in Norwest's restated certificate of incorporation and bylaws and in Norwest's current report on Form 8-K dated October 10, 1997. Norwest's current report on Form 8-K contains detailed information about Norwest common stock and the preferred stock purchase rights that accompany shares of Norwest common stock. It also provides information regarding the rights of the holders of Norwest's preferred stock and preference stock, many of which directly affect the rights of the holders of Norwest common stock.

     To the extent that any information in the current report is inconsistent with the information below, you should rely on the information below, as it is as of a more recent date.

     Norwest's restated certificate of incorporation and its bylaws, as well as the current report on Form 8-K, are incorporated into this Proxy
Statement-Prospectus by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

CAPITAL STOCK

     NORWEST. Norwest's restated certificate of incorporation currently authorizes the issuance of 2,000,000,000 shares of Norwest common stock, par value $1-2/3 per share, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At March 31, 1998, there were 757,610,647 shares of Norwest common stock outstanding, 1,057,828 shares of Norwest preferred stock outstanding, and no shares of Norwest preference stock outstanding. In connection with the Norwest-Wells Fargo merger, Norwest's board of directors has recommended that Norwest's restated certificate of incorporation be amended to authorize a total of 4,000,000,000 shares of common stock. Norwest's stockholders are scheduled to vote on the amendment as part the vote on the Norwest-Wells Fargo merger. See "NORWEST-WELLS FARGO MERGER."

     LITTLE MOUNTAIN. Little Mountain's articles of incorporation currently authorize the issuance of 25,000 shares of common stock, $1.00 par value per share. At December 31, 1997, there were 13,576 shares of common stock outstanding.

RIGHTS PLAN

     NORWEST. Each share of Norwest common stock (including shares that will be issued in the Merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Norwest's Series A Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Norwest stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Norwest common stock. The rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     LITTLE MOUNTAIN.  Little Mountain has no comparable rights plan.

DIRECTORS

     NORWEST. Norwest's bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 14. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on Norwest's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Norwest's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

     LITTLE MOUNTAIN. Little Mountain's bylaws provide for a board of directors of one or more persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Little Mountain is currently fixed at seven. The directors of Little Mountain may be removed with or without cause by the affirmative vote of the holders of the majority of the shares of Little Mountain capital stock entitled to vote thereon. Vacancies on Little Mountain's board of directors may be filled by the affirmative vote of the majority of the remaining directors. The directors of Little Mountain are elected by a plurality of the votes of shares of Little Mountain capital stock entitled to vote thereon, present in person or by proxy at the meeting at which directors are elected. Little Mountain's certificate of incorporation does not permit cumulative voting.

AMENDMENT OF CHARTER DOCUMENT AND BYLAWS

     NORWEST. Norwest's restated certificate of incorporation may be amended only if the proposed amendment is approved by Norwest's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Norwest's bylaws may be amended by a majority of Norwest's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest preferred stock and Norwest preference stock currently authorized in Norwest's restated certificate of incorporation may be issued by Norwest's board of directors without amending Norwest's restated certificate of incorporation or otherwise obtaining the approval of Norwest's Stockholders.

     LITTLE MOUNTAIN. Little Mountain's articles of incorporation may be amended only if the proposed amendment is approved by Little Mountain's board of directors and thereafter approved by a majority of the shareholders entitled to vote thereon. Little Mountain's bylaws may be amended by a majority of Little Mountain's board of directors or by the affirmative vote of holders of a majority of the outstanding stock entitled to vote thereon. Little Mountain has no preferred stock.

APPROVAL OF MERGERS AND ASSET SALES

     NORWEST. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest common stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect Norwest's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

     LITTLE MOUNTAIN. The affirmative vote of a majority of the outstanding shares of the Little Mountain common stock entitled to vote thereon is required to approve a merger involving Little Mountain, or the sale, lease or exchange of all or substantially all of Little Mountain's corporate assets.

APPRAISAL RIGHTS

     NORWEST. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; HOWEVER, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Norwest common stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

     LITTLE MOUNTAIN. Sections 302A.471 and 302A.473 of the MBCA provide shareholder appraisal rights in connection with mergers. For a specific discussion of the appraisal rights available to shareholders of Little Mountain, see the "THE MERGER--APPRAISAL RIGHTS."

SPECIAL MEETINGS

     NORWEST. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Norwest's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Norwest's board of directors. Holders of Norwest common stock do not have the ability to call a special meeting of stockholders.

     LITTLE MOUNTAIN. Under the MBCA, special meetings of the shareholders of a corporation may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Little Mountain's bylaws provide that a special meeting of shareholders may be called by the president, the board of directors or a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination must be called by 25% or more of the voting power of all shares entitled to vote.

DIRECTORS' DUTIES

     NORWEST. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

     LITTLE MOUNTAIN. Section 302A.251 of the MBCA provides that a director shall discharge the duties of the position of director "in good faith, in a manner the director reasonably believes to be in the best interest of the corporation, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances." Section 302A.251 of the MBCA also describes what information may be relied upon by a director in the performance of his or her duties, and under what circumstances a director may be personally liable to the corporation or its shareholders and what considerations a director may exercise in determining whether an action is in the best interest of the corporation.

ACTION WITHOUT A MEETING

     NORWEST. As permitted by Section 228 of the DGCL and Norwest's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     LITTLE MOUNTAIN. As permitted by Section 302A.441 of the MBCA, an action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action.

LIMITATION OF DIRECTOR LIABILITY

     NORWEST. Norwest's restated certificate of incorporation provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     LITTLE MOUNTAIN. Little Mountain's articles of incorporation do not eliminate or limit the liability of a director to the corporation or its shareholders from monetary damages for breach of director's fiduciary duty.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     NORWEST. Norwest's restated certificate of incorporation provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Norwest's board of directors. Norwest's restated certificate of incorporation also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Norwest's restated certificate of incorporation authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to Norwest's restated certificate of incorporation, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Norwest's restated certificate of incorporation or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     LITTLE MOUNTAIN. Little Mountain's restated certificate of incorporation does not enumerate any circumstance under which Little Mountain must indemnify any officer or director of Little Mountain.

DIVIDENDS

     NORWEST. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Norwest is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     LITTLE MOUNTAIN. Under Section 302A.551 of the MBCA, the board of directors of Little Mountain may authorize and cause the corporation to make a distribution only if the board determines that the corporation will be able to pay its debts in the ordinary course of business after making the distribution and the board does not know before the distribution is made that the determination was or has become erroneous. Little Mountain is also subject to the Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings.

CORPORATE GOVERNANCE PROCEDURES, NOMINATION OF DIRECTORS

     NORWEST. Norwest's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Norwest's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Norwest's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

     LITTLE MOUNTAIN. No procedures are set forth in Little Mountain's bylaws regarding the ability of a shareholder of Little Mountain to nominate a person to serve as a director. Generally, Little Mountain requires a shareholder to give notice of a proposed nominee in advance of the shareholder's meeting at which directors will be elected.

                        INFORMATION ABOUT LITTLE MOUNTAIN

LITTLE MOUNTAIN

     Little Mountain is a Minnesota corporation with its corporate headquarters in Monticello, Minnesota. Little Mountain is a registered bank holding company that holds 100% of the outstanding stock of First National Bank of Monticello, Monticello, Minnesota. At March 31, 1998, Little Mountain had consolidated total assets of $76,464,239, consolidated deposits of $69,917,265 and shareholders' equity of $6,078,581.

     Little Mountain derives its revenues from cash dividends paid by First National Bank of Monticello. Dividend payments by the Bank are determined after consideration of the Bank's earnings, deposit, growth, and capital requirements.

THE BANK

     The Bank is a national banking association with offices in Monticello, Minnesota and Lakeville, Minnesota. The Bank serves a wide range of commercial and consumer borrowing needs within its market, including retail, commercial, corporate and mortgage banking services.

     The Bank competes primarily in the Monticello and Lakeville market areas. The Bank competes with numerous financial institutions in its market areas, including commercial banks, savings and loan associations, savings banks, mortgage companies, commercial bank loan production offices, insurance companies, consumer finance companies and credit unions.

LEGAL PROCEEDINGS

     In the normal course of its business, the Bank is from time to time involved in legal proceedings. The Bank's management is not aware of any pending or threatened legal proceeding which, upon resolution, would have a material adverse affect on its financial condition or results of operations.

MARKET PRICE AND DIVIDENDS

     There is no active trading market for Little Mountain common stock. As of the record date for the special meeting, there were 13,576 shares of Little Mountain common stock outstanding held by 15 persons or entities. Little Mountain did not pay dividends on Little Mountain common stock in 1997 or 1996.

BENEFICIAL OWNERSHIP OF LITTLE MOUNTAIN COMMON STOCK BY LITTLE MOUNTAIN MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table shows, as of the record date for the special meeting, the number of shares of Little Mountain common stock beneficially owned by each director and officer of Little Mountain and by each person known by Little Mountain to be the beneficial owner of more than 5% of the outstanding shares of Little Mountain common stock. Cecil Pogatchnik, a Little Mountain director, does not own any shares of Little Mountain common stock.

                                           NUMBER OF
                                           SHARES OF STOCK
NAME OF DIRECTORS, EXECUTIVE               BENEFICIALLY      PERCENT OF TOTAL
OFFICERS AND SHAREHOLDERS                  OWNED             OUTSTANDING SHARES
-------------------------                  ---------------   ------------------

Barbara Bacich                                 2,700              19.9%
P.O. Box 1298
Anna Marie, Florida 34216

James P. Gardner                               1,985              14.6
2507 Manitou Island
White Bear Lake, Minnesota 55110

John O. Irvine                                 1,917              14.1
2503 Manitou Island
White Bear Lake, Minnesota 55110

Richard Magnuson                                   6               *
4901 Lake Avenue
White Bear Lake, Minnesota 55110

Dale R. Pettis                                   992               7.3
C/o Pro-Temp, Inc.
401(k) Profit Sharing Plan
21210 Eaton Avenue
Farmington, Minnesota 55024

Barry Pogatchnik                               2,113              15.6
19069 Orchard Trail
Lakeville, Minnesota 55044

Thomas A. Pogatchnik                           2,101              15.5
19037 180th Avenue
Big Lake, Minnesota 55309

                           MANAGEMENT'S DISCUSSION AND
                ANALYSIS OF LITTLE MOUNTAIN'S FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

     The following is Little Mountain's management's discussion and analysis of the significant factors affecting Little Mountain's financial condition and results of operations. This should be read in conjunction with Little Mountain's audited and unaudited consolidated financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

     Little Mountain, a bank holding company headquartered in Monticello, Minnesota, derives substantially all of its income from the operation of its wholly-owned subsidiary, First National Bank of Monticello. The Bank is a full service independent community bank that provides a full range of commercial banking services. References to the operations of Little Mountain include the operations of the Bank, unless the context otherwise requires.

     Little Mountain's earnings depend primarily on the Bank's net interest income, the difference between the income earned on the Bank's loans and investments and the interest paid on its deposits. Among the factors affecting net interest income are the type, volume and quality of the Bank's assets, the type and volume of its deposits and the relative sensitivity of the Bank's interest earning assets and its interest bearing deposits to changes in interest rates. In addition, the Bank's income is significantly affected by the fees it receives from other banking services, by its required provision for loan losses and by the level of its operating expenses. All aspects of the Bank's operations are affected generally by market, economic and competitive conditions.

QUARTERS ENDED MARCH 31, 1998 AND 1997

     FINANCIAL CONDITION

     At March 31, 1998, total assets were $76.5 million, an increase of $1.7 million from $74.7 million at December 31, 1997. This increase was primarily due to a $1.1 million increase in cash and cash equivalents and an $830 thousand increase in investment securities.

     At March 31, 1998, total liabilities were $70.4 million, an increase of $1.5 million from $68.9 million at December 31, 1997. The increase was due to an increase in time and demand deposits.

     As of March 31, 1998, the Bank remained in the "well-capitalized" category with the ratio of total capital to risk-weighted assets in excess of 13%.

     EARNINGS PERFORMANCE

     Net income for the three months ended March 31, 1998 was $269,605 compared to $210,223 for the same period in 1997. Net interest income totaled $832,281 through March 31, 1998, an increase of $55,745 over the same period last year. The increase in net interest income resulted from the overall growth in the loan portfolio, which was offset, in part, by a general decrease in rates during 1997 and 1998. As a result of the decrease in rates, the yield on total earning assets decreased to 8.21% for the three months ended March 31, 1998, compared to 8.69% for the three months ended March 31, 1997.

The increase in interest income was further offset by an increase in interest expense due to growth in deposits.

     The Bank made no provision for loan losses for the first three months of 1998 or for the first three months of 1997. Net charge offs for the first three months of 1998 have totaled $32,162 leaving a reserve for loan losses of $657,794, or 1.34% of total average loans as of March 31, 1998.

     Non-interest income for the first three months of 1998 increased by $102,731 to $341,957 compared to the same period the previous year, primarily due to increases of $55,419 in fees and service charges and $42,448 in gain on the sale of loans held for sale. Fees and service charges and gains on sales of loans are subject to fluctuation based on customer behavior and market conditions.

     Non-interest expense for the first three months of 1998 increased $42,477 to $720,729, primarily due to an increase in compensation and benefits.

YEARS ENDED DECEMBER 31, 1997 AND 1996

     FINANCIAL CONDITION

                                                  December 31,
                                                  ------------
                                            1997                  1996
                                            ----                  ----
Securities                              $ 12,650,769          $ 10,898,490
Loans (net of discount)                   49,191,511            46,927,343
Loans held for sale                        1,229,750               285,750
Earning assets                            63,072,030            58,111,583
Total assets                              74,740,121            67,928,488

Demand deposits                           12,819,643             9,827,126
Time and savings deposits                 55,550,580            52,496,315
Total deposits                            68,370,223            62,323,441
Total equity                               5,809,213             4,809,621

     Total assets increased by $6.8 million during 1997 to $74.7 million at December 31, 1997, an increase of 10.0%.

     Earnings assets increased $5.0 million during 1997 due to loan growth of $2.3 million and increases in securities and loans held for sale of $1.8 million and $944,000, respectively. Increases of $2.9 million in residential real estate loans and $774 thousand in other consumer loans during 1997 were partially offset by a $1.3 million decrease in commercial loans. The increase in securities during 1997 was due to funds provided by the increase in deposits.

     Total deposits grew $6.0 million during 1997 to $68.4 million primarily due to a $3.0 million increase in demand deposits and a $2.0 million increase in time deposits.. The Bank's overall rate paid for non-maturity deposits during 1997 decreased to 1.31% at December 31, 1997 compared to 1.40% at December 31, 1996, while the rate paid for time deposits increased from 5.52% at December 31, 1996 to 5.68% at December 31, 1997.

     EARNINGS PERFORMANCE

                                                  Years Ended December 31,
                                                  ------------------------
                                                 1997                 1996
                                                 ----                 ----
Net interest income                         $ 3,227,129            2,983,517
Provision for loan losses                            -                     -
Non-interest income                           1,116,934            1,236,478
Non-interest expense                          2,703,590            2,538,191
Net income                                      999,558            1,045,356

Return on average assets                          1.40%                1.67%
Return on average realized equity                18.84%               24.41%
Equity to assets                                  7.77%                7.08%
Loan loss reserve to average loans                1.43%                2.14%
Net interest margin                               5.18%                5.25%
Loan-to-deposit ratio (average)                  77.13%               78.83%

     Consolidated net income for 1997 was $999,558 compared to $1,045,356 for 1996.

NET INTEREST INCOME

                                               Years Ending December 31,
                                               -------------------------
                                            1997                        1996
(In thousands, except rate)     Avg. Bal. Interest(1)  Rate  Avg. Bal. Interest(1) Rate
                                --------- -----------  ----  --------- ----------- ----
Loans                             $48,175   $ 4,491   9.32%    45,284     4,273   9.44%
Investment securities              11,384       660   5.80      8,911       511   5.73
Interest bearing deposits           1,411        77   5.46      1,594        84   5.27
Fed funds sold                        984        54   5.49        784        41   5.23
Stock in banks                        290        19   6.55        251        17   6.77
                                  -------   -------           -------   -------
Total earning assets               62,244     5,301   8.52     56,824     4,925   8.67
                                  -------   -------           -------   -------

Savings deposits                   11,428       295   2.58     10,637       278   2.61
Interest-bearing checking          12,756       267   2.09     11,686       247   2.11
Money market savings                3,511       108   3.08      3,850       121   3.14
IRA deposits                        3,974       218   5.49      3,176       176   5.54
Time deposits                      20,445     1,144   5.60     18,783     1,067   5.68
                                  -------   -------           -------   -------
Total interest-bearing deposits    52,114     2,032   3.90     48,132     1,889   3.92

Fed funds purchased and other          24         1   4.17          5      --     6.06
Note payable                          453        41   9.05        629        53   8.43
                                  -------   -------           -------   -------
Total interest-bearing
    liabilities                    52,591     2,074   3.94     48,766     1,942   3.98
                                  -------   -------           -------   -------
Net interest income                         $ 3,227                       2,983
                                            =======                     =======
Net interest rate spread                              4.58                        4.69
Net interest margin                                   5.18                        5.25

(1) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis. Tax-exempt income of $56,437 and $50,419 was recognized during the years ended December 31, 1997 and 1996, respectively.

     Net interest income increased $243,612 to $3,227,129 during 1997. Interest income on loans increased $218,192 due primarily to an increase of $2.9 million in residential real estate loans, while the overall yield on loans decreased from 9.44% to 9.32%, due to a decline in interest rates on real estate loans.

     Total interest-bearing deposits increased $4.0 million during 1997 primarily in time deposits, while the average rate paid decreased from 3.92% to 3.90%. The overall rate of interest-bearing liabilities decreased slightly to 3.94% as a result of the decline in interest-bearing deposits.

     The interest rate spread between earning assets and interest bearing liabilities decreased from 4.69% to 4.58% during 1997. During the same period, net interest margin decreased from 5.25% to 5.18%, due to an environment of generally declining rates in 1997 and increased competition for loans.

     PROVISION FOR LOAN LOSSES

     The allowance represents an amount which, in Bank management's judgment, will be adequate to absorb all losses that can reasonably be anticipated based on current conditions. In determining the adequacy of the allowance, the Bank evaluates the risk characteristics of the loan portfolio. This evaluation takes into consideration factors including, but not limited to, specific occurrences, general economic conditions, loan portfolio composition and historical experience. Management's evaluation did not reveal conditions that would cause it to provide for losses during 1997, 1996, or 1995. The allowance for loan losses at December 31, 1997 was $689,956 and represents 1.40% of total loans. Net charge-offs for the year totaled $279,436 or 0.58% of average loans.

     Loans are placed on nonaccrual status when the Bank believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. At December 31, 1997, nonaccrual loans amounted to $0, compared to $74,381 or 0.16% of loans outstanding at December 31, 1996.

     NON-INTEREST INCOME

     The following table summarizes non-interest income:

                                                Years Ending December 31,
                                                -------------------------
                                             1997                      1996
                                             ----                      ----
Fees and service charges                  $  925,170                  951,573
Gain on sale of loans held for sale          150,270                  193,620
Other income                                  41,494                   91,285
                                          ----------              -----------
                                          $1,116,934                1,236,478
                                          ----------              -----------

     Other operating income decreased 9.67% to $1,116,934 for the year ended December 31, 1997. Fees and service charges, the largest source of non-interest income, declined 2.77% to $925,170 for the twelve months ended December 31, 1997. The fluctuations in fees and service charges primarily relate to deposit fees, origination fees and income from the sale of real estate loans on the secondary market. Loan sale activity has experienced fluctuations over the past three years, resulting in higher income in 1996 than in 1997 and 1995.
Deposit fees fluctuate periodically depending on customer behavior.

     NON-INTEREST EXPENSE

     The following table summarizes non-interest expenses:

                                                Years Ending December 31,
                                                -------------------------
                                               1997                  1996
                                               ----                  ----
Compensation & employee benefits            $1,472,154             1,436,346
Occupancy                                      357,577               303,385
Data processing                                160,365               149,128

FDIC Premiums & regulatory assessments          79,752                79,005
Professional fees                              109,948                56,950
Advertising                                     31,803                37,297
Other                                          491,991               476,080
                                            ----------          ------------
                                            $2,703,590             2,538,191
                                            ==========          ============

     INCOME TAXES

     Little Mountain Bancshares is subject to Federal and Minnesota income taxes which fluctuate from period to period based upon Little Mountain's earning performance. Income tax expense attributable to earnings before income taxes for 1997 and 1996 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax earnings before income taxes as a result of the following:

                                                        1997            1996
                                                        ----            ----
 Computed "expected" tax expense                     $ 557,761         571,813
 Increase (decrease) in income taxes resulting from:
     State income taxes, net of federal income
          tax benefit                                  102,529         105,449
     Income from obligations of state and
          political subdivisions                      (19,194)        (17,154)
     Other                                               (181)        (23,660)
                                                     ---------     -----------

     Actual income tax expense                       $ 640,915         636,448
                                                     =========     ===========

     REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weighting and other factors. Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets as defined.

     At December 31, 1997, the Bank was "well capitalized" as defined by regulations adopted by the federal bank regulatory agencies. To be categorized as "well-capitalized," a bank must maintain a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least six percent, and a leverage ratio of at least five percent, and is not subject to any order or written directive to maintain a specific capital level. At December 31, 1997, the Bank had total capital, Tier 1 capital, and leverage ratios of 12.06 percent, 10.83 percent, and 8.88 percent, respectively, and was not subject to any order or written directive to maintain a specific capital level.

     The consolidated capital amounts and ratios for Little Mountain were not materially different from those of the Bank as disclosed above. Management believes Little Mountain and the Bank meet all capital adequacy requirements.

     ASSET AND LIABILITY MANAGEMENT

     The goal of the asset and liability management process is to manage the structure of the balance sheet to provide the maximum level of net interest income while maintaining acceptable levels of interest rate sensitivity risk and liquidity. The Bank's asset and liability committee monitors policies governing investments, funding sources, and overall interest sensitivity risk and liquidity. These policies form the framework for management of the asset and liability process.

     Interest sensitivity risk is the risk that future changes in interest rates will reduce net interest income or the net market value of the Bank's balance sheet. Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its investing, lending and deposit taking activities. Management monitors the interest sensitivity and market risks to assess that the Bank is within acceptable limits.

     LIQUIDITY

     Little Mountain's principal sources of funds consist of dividends from the Bank, which derives its funds principally from customer deposits.

     Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. These include cash, federal funds sold, and U.S. Government backed securities as a percentage of total deposits, was 22.32% and 21.57% as of December 31, 1997 and 1996, respectively. Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing deposits accounts in the Bank's market area. The Bank does not have and does not solicit brokered deposits.

     Federal funds purchased and short-term borrowings by the Bank are additional sources of liquidity. These sources of liquidity are short-term in nature and can be used by the Bank as necessary to fund asset growth and meet short-term liquidity needs. As of December 31, 1997 and 1996, the Bank had no federal funds purchased, no borrowings from the Federal Reserve System, and no borrowings on securities sold under repurchase agreements.

                          CERTAIN REGULATORY AND OTHER
                      CONSIDERATIONS PERTAINING TO NORWEST

     NORWEST AND ITS BANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY FEDERAL AND STATE AGENCIES. THE REGULATION OF BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES IS INTENDED PRIMARILY FOR THE PROTECTION OF DEPOSITORS, FEDERAL DEPOSIT INSURANCE FUNDS AND THE BANKING SYSTEM AS A WHOLE AND IS NOT IN PLACE TO PROTECT STOCKHOLDERS OR OTHER INVESTORS.

     AS DISCUSSED IN MORE DETAIL BELOW, THIS REGULATORY ENVIRONMENT, AMONG OTHER THINGS, MAY (A) RESTRICT NORWEST'S ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK, (B) REQUIRE NORWEST TO PROVIDE FINANCIAL SUPPORT TO ONE OR MORE OF ITS BANKING SUBSIDIARIES, (C) REQUIRE NORWEST AND ITS BANKING SUBSIDIARIES TO MAINTAIN CAPITAL BALANCES IN EXCESS OF THOSE DESIRED BY MANAGEMENT, AND/OR (D) REQUIRE NORWEST TO PAY HIGHER DEPOSIT INSURANCE PREMIUMS AS A RESULT OF THE DETERIORATION IN THE FINANCIAL CONDITION OF DEPOSITORY INSTITUTIONS IN GENERAL.

BANK REGULATORY AGENCIES

     Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

     Norwest's national banking subsidiaries are regulated by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC or the Federal Reserve Board and applicable state banking agencies. Norwest's federally insured banking subsidiaries are also subject to regulation by the FDIC.

     Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

     A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

     Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

     The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997). Norwest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

     Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

     Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

     Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

     If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

     The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

HOLDING COMPANY STRUCTURE

     TRANSFER OF FUNDS FROM BANKING SUBSIDIARIES. Norwest's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

     SOURCE OF STRENGTH DOCTRINE. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     DEPOSITOR PREFERENCE. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

     LIABILITY OF COMMONLY CONTROLLED INSTITUTIONS. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS

     RISK-BASED CAPITAL. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

     The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. The remainder (Tier 2 and Tier 3 capital) consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital (the sum of Tier 1, Tier 2 and Tier 3) to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. At March 31, 1998, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.81% and 8.92%, respectively.

     The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. At March 31, 1998, Norwest's leverage ratio was 6.58%.

     The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

     Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

     OTHER MEASURES OF CAPITAL ADEQUACY AND SAFETY AND SOUNDNESS. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

     Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios.

     As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

     PROMPT CORRECTIVE ACTION. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

     Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it fails to meet any of the required minimums for an adequately capitalized institution; (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. At March 31, 1998, all of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above.

     A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

     The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of (a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     Under FDI Act regulations, a bank may not accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (a) it is well capitalized or (b) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. Also, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At March 31, 1998, all of Norwest's subsidiary banks were well capitalized.

FDIC INSURANCE

     Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Norwest's depository institution subsidiaries up to prescribed per depositor limits. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.3 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the last savings and loan association ceases to exist.

FISCAL AND MONETARY POLICIES

     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

COMPETITION

     The financial services industry is highly competitive. Norwest's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                     EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Little Mountain and subsidiary as of December 31, 1997 and for the year then ended included in this Proxy Statement-Prospectus are included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     Stanley S. Stroup, Executive Vice President and General Counsel of Norwest, has rendered a legal opinion that the shares of Norwest common stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Norwest common stock and options to purchase additional shares of Norwest common stock. As of the date of this Proxy Statement-Prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is, in the aggregate, less than 0.1% of the outstanding shares of Norwest common stock.

     The material U.S. Federal income tax consequences of the Merger to Little Mountain's shareholders will be passed upon for Little Mountain by Lindquist & Vennum, P.L.L.P., Minneapolis, Minnesota.

                    INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1997. Norwest's annual report is incorporated by reference into this Proxy Statement-Prospectus. Little Mountain shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Norwest at the address or phone number indicated under "WHERE YOU CAN FIND MORE INFORMATION."


                       WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Norwest common stock to be issued to Little Mountain shareholders in the Merger. This Proxy Statement-Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Some of the information you may want to consider in deciding how to vote on the Merger is not physically included in this Proxy Statement-Prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this Proxy Statement-Prospectus or to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979.

     The Norwest documents that have been incorporated by reference consist of:

     * Norwest's annual report on Form 10-K for the year ended December 31, 1997;

     * Norwest's quarterly report on Form 10-Q for the quarter ended March 31, 1998;

     * Norwest's current reports on Form 8-K dated January 22, 1998, April 14, 1998, April 20, 1998, June 7, 1998 and June 8, 1998;

     * Norwest's current report on Form 8-K dated October 10, 1997 containing a description of the Norwest common stock; and

     * Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated October 14, 1997, relating to preferred stock purchase rights attached to shares of Norwest common stock.

     All reports and proxy statements filed by Norwest after the date of this Proxy Statement-Prospectus and before the special meeting are automatically incorporated by reference into this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Proxy Statement-Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Proxy Statement-Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                        Norwest Corporation
                        Corporate Secretary
                        Norwest Center
                        Sixth and Marquette
                        Minneapolis, MN 55479-1026

     TO ENSURE DELIVERY OF THE COPIES IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST SHOULD BE RECEIVED BY NORWEST BY JULY 22, 1998.

--------------------------------------------------------------------------------
     IN DECIDING HOW TO VOTE ON THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. NEITHER NORWEST NOR LITTLE MOUNTAIN HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED JUNE 30, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING TO YOU OF THIS PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE TO YOU OF SHARES OF NORWEST COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.
--------------------------------------------------------------------------------

                        LITTLE MOUNTAIN BANCSHARES, INC.
                        AND SUBSIDIARY

                        Consolidated Financial Statements

                        December 31, 1997, 1996, and 1995

LITTLE MOUNTAIN BANCSHARES, INC AND SUBSIDIARY



TABLE OF CONTENTS
================================================================================

                                                                         Page(s)
                                                                         -------

Independent Auditors' Report..............................................   1

Financial Statements:

     Consolidated Balance Sheets..........................................   2

     Consolidated Statements of Operations................................   3

     Consolidated Statements of Stockholders' Equity......................   4

     Consolidated Statements of Cash Flows................................   5

Notes to Consolidated Financial Statements................................ 6-23

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Little Mountain Bancshares, Inc.:


We have audited the accompanying consolidated balance sheet of Little Mountain Bancshares, Inc. and subsidiary (the Company) as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Little Mountain Bancshares, Inc. and subsidiary as of December 31, 1997, the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



April 23, 1998

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 1997 and 1996
(All financial information for 1996 is unaudited)

================================================================================

                               Assets                                                                 1997          1996
----------------------------------------------------------------------------------------------------------------------------
Cash                                                                                               $ 4,762,861     3,281,329
Interest bearing deposits with banks                                                                 1,532,448     2,633,405
Federal funds sold                                                                                   2,900,000     2,150,000
----------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                            9,195,309     8,064,734

Securities available for sale:
   Mortgage-backed and related securities (amortized cost $745,976
      and $1,054,319, respectively)                                                                    752,073     1,063,802
   Investment securities (amortized cost $3,045,419 and $2,740,728, respectively)                    3,045,485     2,737,351
----------------------------------------------------------------------------------------------------------------------------

Total securities available for sale                                                                  3,797,558     3,801,153

Securities held to maturity:
   Mortgage-backed and related securities (market value $3,234,286 and $2,651,449, respectively)     3,227,922     2,664,680
   Investment securities (market value $5,647,507 and $4,393,192, respectively)                      5,625,289     4,432,657
----------------------------------------------------------------------------------------------------------------------------

Total securities held to maturity                                                                    8,853,211     7,097,337

Loans held for sale                                                                                  1,229,750       285,750
Loans receivable, net                                                                               48,501,555    45,957,951
Federal Home Loan Bank stock, at cost, which approximates market                                       241,000       202,300
Federal Reserve Bank Stock, at cost, which approximates market                                          57,000        57,000
Accrued interest receivable                                                                            463,071       447,817
Premises and equipment, net                                                                          1,803,466     1,628,175
Real estate, net                                                                                       276,110        79,009
Other assets                                                                                           322,091       307,262
----------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                       $74,740,121    67,928,488
============================================================================================================================


                 Liabilities and Stockholders' Equity
----------------------------------------------------------------------------------------------------------------------------

Deposits                                                                                           $68,370,223    62,323,441
Note payable                                                                                           332,856       572,856
Accrued expenses and other liabilities                                                                 227,829       222,570
----------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                                   68,930,908    63,118,867
----------------------------------------------------------------------------------------------------------------------------

Common stock ($1.00 par value). Authorized and issued 25,000 shares;
   13,576 shares issued and outstanding                                                                 13,576        13,576
Additional paid-in capital                                                                           1,401,619     1,401,619
Retained earnings                                                                                    4,390,320     3,390,762
Net unrealized gain on securities available for sale                                                     3,698         3,664
----------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                           5,809,213     4,809,621
----------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                         $74,740,121    67,928,488
============================================================================================================================

See accompanying notes to consolidated financial statements.

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Years ended December 31, 1997, 1996, and 1995
(All financial information for 1996 and 1995 is unaudited)


==============================================================================================
                                                             1997         1996         1995
----------------------------------------------------------------------------------------------
Interest income:
    Loans receivable                                      $4,490,755    4,272,563    3,724,456
    Investment securities--taxable                           603,700      460,469      386,825
    Investment securities--tax exempt                         56,437       50,419       44,950
    Federal funds sold                                        53,683       40,896       38,096
    Interest bearing deposits with banks and other            96,666      100,831       24,253
----------------------------------------------------------------------------------------------

Total interest income                                      5,301,241    4,925,178    4,218,580

Interest expense:
    Deposits                                               2,031,770    1,889,048    1,565,296
    Note payable                                              41,055       52,064       65,024
    Other                                                      1,287          549       23,781
----------------------------------------------------------------------------------------------

Total interest expense                                     2,074,112    1,941,661    1,654,101
----------------------------------------------------------------------------------------------

Net interest income                                        3,227,129    2,983,517    2,564,479
----------------------------------------------------------------------------------------------

Provision for losses on loans                                   --           --           --
----------------------------------------------------------------------------------------------

Net interest income after provision for losses on loans    3,227,129    2,983,517    2,564,479
----------------------------------------------------------------------------------------------

Noninterest income:
    Fees and service charges                                 925,170      951,573      870,435
    Gain on sales of loans held for sale                     150,270      193,620      125,003
    Other                                                     41,494       91,285       13,545
----------------------------------------------------------------------------------------------

Total noninterest income                                   1,116,934    1,236,478    1,008,983
----------------------------------------------------------------------------------------------

Noninterest expense:
    Compensation and employee benefits                     1,472,154    1,436,346    1,334,220
    Occupancy                                                357,577      303,385      340,828
    Data processing                                          160,365      149,128      156,591
    FDIC premiums and regulatory assessments                  79,752       79,005       92,568
    Professional fees                                        109,948       56,950       47,730
    Advertising                                               31,803       37,297       38,952
    Other                                                    491,991      476,080      382,256
----------------------------------------------------------------------------------------------

Total noninterest expense                                  2,703,590    2,538,191    2,393,145
----------------------------------------------------------------------------------------------

Earnings before income taxes                               1,640,473    1,681,804    1,180,317

Income tax expense                                           640,915      636,448      461,274
----------------------------------------------------------------------------------------------

Net earnings                                              $  999,558    1,045,356      719,043
==============================================================================================

Net income per common share:
    Basic                                                 $    73.63        77.01        52.91
    Diluted                                                    73.63        77.01        52.91


See accompanying notes to consolidated financial statements.

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1997, 1996, and 1995
(All financial information for 1996 and 1995 is unaudited)


============================================================================================================
                                                                                       Net
                                                                                   unrealized
                                                                                   gain/(loss)
                                                         Additional                securities       Total
                                             Common       paid-in      Retained     available   stockholders'
                                             stock        capital      earnings     for sale        equity
------------------------------------------------------------------------------------------------------------
Balance on December 31, 1994               $   13,622     1,400,511    1,650,073       (86,132)    2,978,074

      Net earnings                               --            --        719,043          --         719,043

      Redemption of common stock                  (50)         --        (23,710)         --         (23,760)

      Change in net unrealized gain
        on securities available for sale         --            --           --          99,413        99,413
------------------------------------------------------------------------------------------------------------

Balance on December 31, 1995                   13,572     1,400,511    2,345,406        13,281     3,772,770

      Net earnings                               --            --      1,045,356          --       1,045,356

      Issuance of common stock                      4         1,108         --            --           1,112

      Change in net unrealized gain on
        securities available for sale            --            --           --          (9,617)       (9,617)
------------------------------------------------------------------------------------------------------------

Balance on December 31, 1996                   13,576     1,401,619    3,390,762         3,664     4,809,621

      Net earnings                               --            --        999,558          --         999,558

      Change in net unrealized gain on
        securities available for sale            --            --           --              34            34
------------------------------------------------------------------------------------------------------------

Balance on December 31, 1997               $   13,576     1,401,619    4,390,320         3,698     5,809,213
============================================================================================================

See accompanying notes to consolidated financial statements.

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 1997, 1996, and 1995
(All financial information for 1996 and 1995 is unaudited)


==========================================================================================================================
                                                                                   1997            1996             1995
--------------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net earnings                                                              $    999,558       1,045,356         719,043
    Adjustments to reconcile net earnings to net
      cash provided by operating activities:
        Depreciation                                                               168,864         139,238         116,903
        Amortization of premiums and discounts, net                                 (9,624)         27,392          20,406
        (Increase) in other assets                                                 (14,829)        (14,862)         (8,569)
        (Increase) decrease in accrued interest receivable                         (15,254)         31,054         (69,547)
        Increase in accrued expenses and other liabilities                           5,259          47,456         344,363
        Originations of loans held for sale                                    (17,358,054)    (16,959,489)    (13,736,520)
        Proceeds from loans held for sale                                       16,414,054      17,325,487      13,502,490
        Net gain on sale of loans held for sale                                   (150,270)       (193,620)       (125,003)
        Net gain on sale of other real estate owned                                   --           (13,641)           --
        Other, net                                                                 (46,854)        (27,505)        (15,507)
--------------------------------------------------------------------------------------------------------------------------

Net cash (used) provided by operating activities                                    (7,150)      1,406,866         748,059
--------------------------------------------------------------------------------------------------------------------------

Investing activities:
    Proceeds from maturities of investment securities held to maturity             700,000       1,000,000         500,000
    Purchases of investment securities held to maturity                         (1,985,130)     (5,156,287)           --
    Principal collected on mortgage-backed and related securities held
      to maturity                                                                  237,611         122,001         185,232
    Proceeds from maturities of investment securities available for sale           250,000       1,196,434       2,000,000
    Purchases of investment securities available for sale                       (1,250,000)     (1,037,008)       (500,938)
    Principal collected on mortgage-backed and related securities available
      for sale                                                                     304,921         163,133         209,593
    Increase in loans receivable, net                                           (2,543,604)     (4,362,054)     (6,714,104)
    Investment in Federal Home Loan Bank stock                                     (38,700)        (37,800)       (164,500)
    Purchases of premises and equipment                                           (344,155)       (194,519)       (853,027)
--------------------------------------------------------------------------------------------------------------------------

Net cash used by investing activities                                           (4,669,057)     (8,306,100)     (5,337,744)
--------------------------------------------------------------------------------------------------------------------------

Financing activities:
    Increase in deposits, net                                                    6,046,782       9,806,048       5,940,757
    Payments made on note payable                                                 (240,000)       (111,500)       (107,000)
    Issuance of common stock                                                          --             1,112            --
    Redemption of common stock                                                        --              --           (23,760)
--------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                        5,806,782       9,695,660       5,809,997
--------------------------------------------------------------------------------------------------------------------------

Increase in cash and cash equivalents                                            1,130,575       2,796,426       1,220,312

Cash and cash equivalents, beginning of year                                     8,064,734       5,268,308       4,047,996
--------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                        $  9,195,309       8,064,734       5,268,308
==========================================================================================================================

Supplemental disclosures of cash flow information:
    Cash paid during the period for:
      Interest                                                                $  2,080,851       1,923,943       1,061,499
      Income taxes                                                                 570,551         722,682         245,733

Supplemental noncash flow disclosures:
    Transfer of loans to real estate                                          $    197,628         226,351            --


See accompanying notes to consolidated financial statements.

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997
(All financial information for 1996 and 1995 is unaudited)

================================================================================

(1)     LITTLE MOUNTAIN BANCSHARES, INC.

        Little Mountain Bancshares, Inc. (the Company) is a bank holding company that owns 100 percent of its only subsidiary, First National Bank of Monticello.

        The First National Bank of Monticello is primarily engaged in commercial banking and related services. The Bank makes commercial, residential, and consumer loans to customers principally in the suburban Twin Cities metro area and outlying communities. Although the Bank's portfolio is diversified, a substantial portion of its customers' abilities to honor their contracts is dependent upon the economy in the Twin Cities and surrounding areas.


(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The following summarizes the more significant accounting policies the Company follows in preparing and presenting its consolidated financial statements:

        (a)   BASIS OF PRESENTATION

        The accompanying consolidated financial statements include the accounts of the Company and the Association. All significant intercompany account balances and transactions have been eliminated in consolidation.

        (b)   MATERIAL ESTIMATES

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

        A material estimate that is particularly susceptible to significant change in the near-term relates to the determination of the allowance for loan losses. Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for losses on loans. Such agencies may require additions to the allowance based on their judgment about information available to them at the time of their examination.

        (c)   INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

        The  Company  classifies   investment   securities  into  one  of  three
        categories: held to maturity, available for sale, or trading.

        Trading securities are bought and held principally for the purpose of selling them in the near term. The Company had no securities classified as trading for the years ended December 31, 1997 and 1996.

        Securities available for sale are carried at market value. Unrealized gains and losses, net of tax effects, are included as a separate component of stockholders' equity.

        Securities held to maturity are carried at amortized cost, as management has the ability and positive intent to hold them to maturity.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        Discounts and premiums on securities are amortized to income using the level yield method over the estimated life of the security. Gains and losses on the sale of securities, are determined using the specific identification method and recognized on trade date.

        (d)   LOANS

        Loans receivable are considered long-term investments and, accordingly, are carried at amortized cost.

        The allowance for loan losses is maintained at an amount considered adequate to provide for probable losses. The allowance for loan losses is based on periodic analysis of the loan portfolio by management. In this analysis, management considers factors including, but not limited to, specific occurrences, general economic conditions, loan portfolio composition, and historical experience. Loans are charged off to the extent they are deemed to be uncollectible.

        Interest income is recognized on an accrual basis except when collectibility is in doubt, generally when a loan becomes 90-days delinquent, as determined on a loan by loan basis. When interest accruals are suspended, interest previously accrued is reversed. Interest is subsequently recognized as income to the extent cash is received when, in management's judgment, principal is collectible.

        Under the Company's credit policies and practices, all nonaccrual and restructured construction, agriculture, and commercial real estate loans meet the definition of impaired loans. Impaired loans exclude consumer loans and residential real estate loans classified as nonaccrual. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

        Loan origination fees and certain related direct costs, when material, are deferred and amortized to interest income using the effective interest method over the life of the loan.

        Loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Gains or losses on sales of loans held for sale are recognized at settlement dates

        (e)   REAL ESTATE

        Real estate owned or expected to be acquired in settlement of loans is carried at the lower of the unpaid loan balance or estimated fair value less estimated selling costs. After acquisition, costs of capital improvements made to facilitate sales are expensed as incurred. Costs incurred for holding properties after the redemption period are expensed as incurred. The carrying value of individual properties is periodically evaluated and reduced to the extent cost exceeds estimated fair value less estimated selling costs.

        (f)   CASH EQUIVALENTS

        Cash equivalents primarily represent amounts on deposit at other financial institutions and highly liquid financial instruments with original maturities at the date of purchase of three months or less.

        (g)   PREMISES AND EQUIPMENT

        Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of 31 1/2 to 40 years for buildings, 15 to 20 years for leasehold improvements, and 5 to 10 years for furniture and equipment.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        (h)   INCOME TAXES

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        (i)   NEW ACCOUNTING STANDARDS

        Effective January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. The adoption of SFAS No. 125 did not impact the Company's financial condition or results of operations.

        In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 129, "Disclosure of Information about Capital Structure," which codifies existing disclosure requirements regarding capital structure. SFAS No. 129 did not have a significant impact on the Company's current capital structure disclosures.

        In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME, (SFAS 130) and Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS 131). SFAS 130 requires disclosures of the components of comprehensive income and the accumulated balance of other comprehensive income within total stockholders' equity. SFAS 131 requires disclosure of selected information about operating segments including segment income, revenues and asset data. Operating segments, as defined in SFAS 131, would include those components for which financial information is available and evaluated regularly by the chief operating decision maker in assessing performance and making resource allocation determinations for operating components such as those which exceed 10 percent or more of combined revenue, income, or assets. These standards are effective for fiscal years beginning after December 15, 1997, and are not expected to have a material impact on the Company's consolidated financial statements.

        In February 1998, the FASB issued SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, which revises employers' disclosures about pension and other post retirement benefit plans and suggests combined formats for presentation of pension and other postretirement benefit disclosures. It is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. This standard is not expected to have a material impact on the Company's consolidated financial statements.

        (j)   EARNINGS PER COMMON SHARE COMPUTATIONS

        In February 1997, the FASB issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common stock and dilutive potential common shares during the year. There are no securities which have a dilutive effect at December 31, 1997, 1996, or 1995.

        The table below presents a reconciliation of basic and diluted earnings per share computations for the years ended December 31, 1997, 1996, and 1995:

================================================================================

                                             1997           1996          1995
--------------------------------------------------------------------------------

Net income                                 $999,558       1,045,356      719,043
================================================================================

Weighted average number of common shares
outstanding used in basic and diluted
EPS calculations                             13,576        13,575         13,591

Basic EPS                                  $  73.63         77.01          52.91
Diluted EPS                                   73.63         77.01          52.91


(3)     SECURITIES AVAILABLE FOR SALE

        Securities available for sale at December 31, 1997 and 1996 are summarized as follows:


===============================================================================================

                                                             December 31, 1997
                                          -----------------------------------------------------
                                                            Gross         Gross
                                          Amortized       unrealized    unrealized  Approximate
                                             cost           gains        losses     market value
-----------------------------------------------------------------------------------------------
Investment securities:
   U.S. Government agency bonds           $1,498,707         1,562          (894)     1,499,375
   U.S. Treasury notes                     1,546,712           833        (1,435)     1,546,110
-----------------------------------------------------------------------------------------------

Total investment securities                3,045,419         2,395        (2,329)     3,045,485

Mortgage-backed and related securities       745,976         6,097          --          752,073
-----------------------------------------------------------------------------------------------

Total securities available for sale       $3,791,395         8,492        (2,329)     3,797,558
===============================================================================================

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)


===============================================================================================
                                                            December 31, 1996
                                          -----------------------------------------------------
                                                           Gross          Gross
                                          Amortized     unrealized     unrealized   Approximate
                                            cost           gains         losses    market value
-----------------------------------------------------------------------------------------------
Investment securities:
   U.S. Government agency bonds           $  247,575          --          (2,457)       245,118
   U.S. Treasury notes                     2,493,153         4,089        (5,009)     2,492,233
-----------------------------------------------------------------------------------------------

Total investment securities                2,740,728         4,089        (7,466)     2,737,351

Mortgage-backed and related securities     1,054,319         9,483          --        1,063,802
-----------------------------------------------------------------------------------------------

Total securities available for sale       $3,795,047        13,572        (7,466)     3,801,153
===============================================================================================

        There were no sales of securities available for sale during the years ended December 31, 1997, 1996, or 1995.

        Accrued interest receivable on securities available for sale aggregated $59,213 and $61,170 at December 31, 1997 and 1996, respectively.

        The amortized cost and approximate market value of securities available for sale at December 31, 1997 and 1996, by contractual maturity, are shown below:


==============================================================================================
                                             December 31, 1997           December 31, 1996
                                         -------------------------    ------------------------
                                         Amortized     Approximate     Amortized   Approximate
                                            cost      market value       cost      market value
----------------------------------------------------------------------------------------------
Due within one year                       $1,000,135     1,000,235       949,632       953,058
Due after one year through five years      2,045,284     2,045,250     1,791,096     1,784,293
----------------------------------------------------------------------------------------------

                                           3,045,419     3,045,485     2,740,728     2,737,351

Mortgage-backed and related securities       745,976       752,073     1,054,319     1,063,802
----------------------------------------------------------------------------------------------

                                          $3,791,395     3,797,558     3,795,047     3,801,153
==============================================================================================

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

(4)     SECURITIES HELD TO MATURITY

        Securities held to maturity at December 31, 1997 and 1996 are summarized as follows:


===============================================================================================
                                                            December 31, 1997
                                          -----------------------------------------------------
                                                           Gross         Gross
                                          Amortized      unrealized    unrealized   Approximate
                                             cost          gains         losses    market value
-----------------------------------------------------------------------------------------------
Investment securities:
   U.S. Government agency bonds           $2,897,825        11,846        (5,650)     2,904,021
   U.S. Treasury notes                       247,997          --          (1,122)       246,875
   Municipal bonds                         1,484,254        11,662          (205)     1,495,711
   Corporate bonds                           995,213         5,687          --        1,000,900
-----------------------------------------------------------------------------------------------

Total investment securities                5,625,289        29,195        (6,977)     5,647,507
-----------------------------------------------------------------------------------------------

Mortgage-backed and related securities     3,227,922        24,841       (18,477)     3,234,286
-----------------------------------------------------------------------------------------------

Total securities held to maturity         $8,853,211        54,036       (25,454)     8,881,793
===============================================================================================

                                                            December 31, 1996
                                          -----------------------------------------------------
                                                           Gross         Gross
                                           Amortized     unrealized    unrealized   Approximate
                                             cost          gains         losses    market value
-----------------------------------------------------------------------------------------------
Investment securities:
   U.S. Government agency bonds           $2,396,814         4,221       (13,435)     2,387,600
   U.S. Treasury notes                       247,346          --          (4,065)       243,281
   Municipal bonds                         1,287,652          --         (23,771)     1,263,881
   Corporate bonds                           500,845          --          (2,415)       498,430
-----------------------------------------------------------------------------------------------

Total investment securities                4,432,657         4,221       (43,686)     4,393,192
-----------------------------------------------------------------------------------------------

Mortgage-backed and related securities     2,664,680         8,288       (21,519)     2,651,449
-----------------------------------------------------------------------------------------------

Total securities held to maturity         $7,097,337        12,509       (65,205)     7,044,641
===============================================================================================

        There were no sales of securities held to maturity for the years ended December 31, 1997, 1996, or 1995.

        Accrued interest receivable on securities held to maturity aggregated $103,219 and $83,860 at December 31, 1997 and 1996, respectively.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        The amortized cost and approximate market value of securities held to maturity at December 31, 1997 and 1996, by contractual maturity, are shown below:


==============================================================================================
                                               December 31, 1997          December 31, 1996
                                         ---------------------------   -----------------------
                                          Amortized     Approximate    Amortized   Approximate
                                             cost       market value     cost     market value
----------------------------------------------------------------------------------------------
Due within one year                       $  999,600       993,950          --            --
Due after one year through five years      4,031,620     4,053,778     3,857,090     3,830,876
Due after five years through ten years       594,069       599,779       575,567       562,316
----------------------------------------------------------------------------------------------

                                           5,625,289     5,647,507     4,432,657     4,393,192

Mortgage-backed and related securities     3,227,922     3,234,286     2,664,680     2,651,449
----------------------------------------------------------------------------------------------

                                          $8,853,211     8,881,793     7,097,337     7,044,641
==============================================================================================

(5)     LOANS RECEIVABLE

============================================================================
                                                  1997                1996
----------------------------------------------------------------------------
Loans secured by real estate:
     Residential one-to-four family           $22,157,259         19,289,040
     Commercial                                 6,550,127          6,797,101
     Agricultural                                 192,747            266,534
     Construction and land development          1,519,721          1,443,257
Home equity loans                               2,382,902          2,170,092
Other consumer loans                           11,350,094         10,576,522
Overdrafts                                         50,764             67,294
Commercial business loans                       4,108,700          5,448,782
Agricultural loans                                865,582            868,275
----------------------------------------------------------------------------
Lease financing                                   127,559            166,383

Total                                          49,305,455         47,093,280
----------------------------------------------------------------------------

Deferred loan fees and discounts                  113,944            165,937
Allowance for losses                              689,956            969,392
----------------------------------------------------------------------------

Net loans                                     $48,501,555         45,957,951
============================================================================

        Accrued interest receivable on loans receivable at December 31, 1997 and 1996 was $300,639 and $302,787, respectively.

        At December 31, 1997, 1996, and 1995, loans in impaired status totaled $0, $74,381, and $98,076, --respectively, for which the related allowance for loan losses was $0, 7,438, and $9,808, respectively. -- The average balance of nonperforming loans during each of the fiscal years ended December 31, 1997, 1996, and 1995 was $121,250, $106,917,
        and $57,833, respectively.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        The effect of non-accrual and impaired loans on interest income for each of the three years ended December 31 was:

================================================================================

                                                  1997        1996       1995
--------------------------------------------------------------------------------

        Interest income:
          As originally contracted              $ 12,731     11,297      6,114
          As recognized                           (3,000)    (1,000)    (2,000)
--------------------------------------------------------------------------------

        Reduction of interest income            $  9,731     10,297      4,114
================================================================================

        There were no loans to directors and executive officers of the Company at December 31, 1997, 1996, or 1995.

        The Company grants loans to customers who live primarily in the suburban Twin Cities Metro area and outlying communities. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon local economic conditions.


(6)     ALLOWANCE FOR LOSSES ON LOANS RECEIVABLE

        Activity in the allowance for losses on loans receivable is summarized as follows:

================================================================================

        Balance at December 31, 1994                              $   972,332

           Provision for losses                                        -
           Gross charge-offs                                          (32,426)
           Gross recoveries                                            43,108
--------------------------------------------------------------------------------

        Balance at December 31, 1995                                  983,014

           Provision for losses                                        -
           Gross charge-offs                                          (48,045)
           Gross recoveries                                            34,423
--------------------------------------------------------------------------------

        Balance at December 31, 1996                                  969,392

           Provision for losses                                        -
           Gross charge-offs                                         (291,820)
           Gross recoveries                                            12,384
--------------------------------------------------------------------------------

        Balance at December 31, 1997                              $   689,956
================================================================================


(7)     REAL ESTATE

        Real estate owned totaled $276,110 and $79,009 at December 31, 1997 and 1996, respectively. The allowance for losses on real estate was $0 at December 31, 1997 and 1996.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

(8)     PREMISES AND EQUIPMENT

        A summary of premises and equipment at December 31, 1997 and 1996 is as follows:

================================================================================

                                                     1997             1996
--------------------------------------------------------------------------------

        Land                                    $     333,039         333,039
        Office buildings                            1,165,307       1,083,127
        Furniture and equipment                     1,474,189       1,267,512
        Leasehold improvements                         55,198          -
--------------------------------------------------------------------------------

                                                    3,027,733       2,683,678

        Less accumulated depreciation              (1,224,267)     (1,055,503)
--------------------------------------------------------------------------------

                                                $   1,803,466       1,628,175
================================================================================


(9)     DEPOSITS

        Deposits  and  weighted-average   interest  rates  at  December  31  are
        summarized as follows:

================================================================================

                                      1997                       1996
                           -------------------------    ------------------------
                                           Weighted                  Weighted
                                           average                    average
                              Amount         rate        Amount        rate
--------------------------------------------------------------------------------

Savings deposits          $  12,353,147      2.22%    $  12,421,498    2.22%
Interest bearing checking    13,455,969      1.26        12,766,141    1.26
Money market savings          3,902,255      2.99         3,455,685    2.99
Demand deposits              12,819,643      0.00         9,827,126    0.00
-----------------------------------------            ---------------

                             42,531,014      1.31%       38,470,450    1.40%
-----------------------------------------            ---------------

Certificates of deposit:
    3.01-4.00%                        -                       1,088
    4.01-5.00                 1,228,848                     849,519
    5.01-6.00                15,683,148                  20,374,765
    6.01-7.00                 8,927,213                   2,627,619
-----------------------------------------            ---------------

                             25,839,209      5.68%       23,852,991    5.52%
-----------------------------------------            ---------------

                          $  68,370,223               $  62,323,441
=========================================            ===============

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        Interest expense on deposits is summarized as follows:

================================================================================

                                              1997          1996          1995
--------------------------------------------------------------------------------

       Savings deposits                  $   295,148      277,925       228,972
       Interest bearing checking             267,180      246,562       228,710
       Money market savings                  107,793      120,804       114,422
       Certificates of deposit             1,143,717    1,068,241       864,050
       IRA deposits                          217,932      175,516       129,142
--------------------------------------------------------------------------------
                                         $ 2,031,770    1,889,048     1,565,296
================================================================================

        Certificates of deposit had the following remaining maturities at December 31:

================================================================================

                                        1997                     1996
                             ------------------------  -----------------------
                                             Weighted                Weighted
                                              average                average
                                Amount         rate     Amount         rate
-------------------------------------------------------------------------------

0-3 months                    $  5,225,511     5.27%     5,663,933    5.22%
4-12 months                     15,737,647     5.75     10,314,326    5.44
13-36 months                     4,093,907     5.87      7,113,565    5.81
Over 36 months                     782,144     5.90        761,167    6.16
-------------------------------------------            ------------

                              $ 25,839,209     5.68%    23,852,991    5.52%
===========================================            ============

        The Company had $4,309,656 and $3,796,576 of certificates of deposit with balances of $100,000 or more at December 31, 1997 and 1996, respectively.

        At December 31, 1997, securities with an approximate amortized cost of $4,906,997 were pledged as collateral for public deposits.

        At December 31, 1997 and 1996, the aggregate amount of deposits by directors and executive officers totaled $318,008 and $60,911, respectively. Such deposits were accepted in the ordinary course of business with normal interest rates, interest payment terms, and maturities.


(10)    NOTE PAYABLE

        At December 31, 1997 and 1996, the Company had a note payable to a bank at a variable interest rate equal to the prime rate. The note is secured by all shares of First National Bank of Monticello stock and matures annually. The balance outstanding on the note was $332,856 and $572,856 as of December 31, 1997 and 1996, respectively.

        The note payable includes certain covenants including maintenance of certain ratios, including capital to assets and average return on assets. The Company is in compliance with these covenants at December 31, 1997.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

(11)    FEDERAL HOME LOAN BANK ADVANCES

        The Company has a $1,500,000 line of credit with the FHLB which was not drawn on at December 31, 1997. The line of credit was collateralized by the Company's FHLB stock and investments with a carrying value of approximately $241,000 and $13,111,675, respectively.


(12)    INCOME TAXES

        Income tax expense for the years ended December 31 is composed of the following:

================================================================================

                                         1997            1996            1995
--------------------------------------------------------------------------------

        Total current               $   640,915          637,986        461,274

        Total deferred                   -                (1,538)        -
--------------------------------------------------------------------------------

                                    $   640,915          636,448        461,274
================================================================================

        The reasons for the difference between the effective income tax rate and the statutory federal income tax rate are as follows:

================================================================================

                                                        1997      1996    1995
--------------------------------------------------------------------------------
Federal "expected" income tax rate                      34.00%    34.00   34.00
State income taxes, net of federal income tax benefit    6.25      6.27    6.22
Tax-exempt interest income                              (1.17)    (1.02)  (1.29)
Other, net                                              (0.01)    (1.41)   0.15
--------------------------------------------------------------------------------

Effective income tax rate                               39.07%    37.84   39.08
================================================================================

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================


        The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows:

================================================================================

                                                             1997       1996
--------------------------------------------------------------------------------

Deferred tax assets:
   Allowance for losses on loans receivable              $  256,735   256,735
   Other                                                     11,376     9,106
--------------------------------------------------------------------------------

Total deferred tax assets                                   268,111   265,841

Deferred tax liabilities:
   Premises and equipment                                    27,454    25,184
   Unrealized gain on securities available for sale           3,664     3,698
--------------------------------------------------------------------------------

Total deferred tax liabilities                               31,118    28,882
--------------------------------------------------------------------------------

Net deferred tax asset                                   $  236,993   236,959
================================================================================

        No valuation allowance was required for deferred tax assets at December 31, 1997 or 1996.


(13)    EMPLOYEE BENEFITS

        (a)   401(k) PLAN

        All employees who have three months of service at the Company are eligible to participate in the Company's 401(k) plan. Participating employees may contribute up to 14% of gross wages earned. Contributions to the Plan by the Company are made at the discretion of the board of directors. Contributions to the Plan were $64,997, $43,214, and $33,570 in 1997, 1996, and 1995, respectively.


(14)    RETAINED EARNINGS AND REGULATORY CAPITAL

        The Company, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Company is required to maintain cash and other liquid assets in an amount equal to 4% of its deposit accounts and other obligations due within one year. The Company has met these requirements.

        The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum ratios (set forth in the following table) of total and Tier I risk-based capital (as defined in the regulations), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

        As of December 31, 1997, the Bank is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 1997 that management believes have changed the Bank's category.

================================================================================

                                                               For capital adequacy purposes
                                                                ---------------------------
                                                                      Well      Adequately
                                                        Actual     capitalized  capitalized
===========================================================================================
As of December 31, 1997:
   Total risk-based capital (to risk-weighted assets)    12.06%       10.0%        8.0%
   Tier I capital (to risk-weighted assets)              10.83         6.0         4.0
   Leverage ratio (Tier I capital to average assets)      8.88         5.0         3.0

===========================================================================================


(15)    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets. The contract amounts of these instruments reflect the extent of involvement by the Company.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

        The contract amount of these financial instruments at December 31, 1997 and 1996 is as follows:

================================================================================

                                                              Contract amount
                                                          ----------------------
                                                              1997         1996
--------------------------------------------------------------------------------

Financial instruments whose contract amount represents risk:
    Commitments to extend credit                          $ 6,894,949  5,451,065
================================================================================

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on the loan type and on management's evaluation of the borrower. Collateral consists primarily of residential real estate and personal property.


(16)    FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, requires disclosure of estimated fair values of the Company's financial instruments, including assets, liabilities, and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 1997 and 1996, based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based only on existing financial instruments without attempting to estimate the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        The estimated fair value of the Company's financial instruments are shown below. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

=========================================================================================================

                                                                     December 31
                                              -----------------------------------------------------------
                                                          1997                           1996
                                              -----------------------------   ---------------------------
                                               Carrying        Estimated        Carrying       Estimated
                                                amount         fair value        amount       fair value
---------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                  $ 9,195,309       9,159,309       8,064,734       8,064,734
   Securities available for sale                3,797,558       3,797,558       3,801,153       3,801,153
   Securities held to maturity                  8,853,211       8,881,793       7,097,337       7,044,641
   Loans held for sale                          1,229,750       1,242,048         285,750         288,608
   Loans receivable, net                       48,501,555      48,221,205      45,957,951      45,815,123
   Stock in Federal Home Loan Bank of
       Des Moines, at cost                        241,000         241,000         202,300         202,300
   Stock in Federal Reserve Bank, at cost          57,000          57,000          57,000          57,000
   Accrued interest receivable                    463,071         463,071         447,817         447,817

Financial liabilities:
   Deposits                                    68,370,223      68,352,562      62,323,441      62,313,723
   Notes payable                                  332,856         332,856         572,856         572,856
   Accrued interest payable                       165,266         165,266         173,292         173,292

Off-balance sheet financial instruments:
   Commitments to extend credit                      --              --              --              --
=========================================================================================================

        (a)   CASH AND CASH EQUIVALENTS

        The carrying amount of cash and cash equivalents approximates their fair value.

        (b)   SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

        The fair values of securities held to maturity and securities available for sale are based upon quoted market prices.

        (c)   LOANS HELD FOR SALE

        The fair value of loans held for sale is based upon sales commitments or estimated market price with loans of similar characteristics.

        (d)   LOANS RECEIVABLE, NET

        The fair value of the loan receivable portfolio, with the exception of the 1 to 4 family adjustable rate mortgage loan portfolio, was calculated by discounting the scheduled cash flows through the estimated maturity using anticipated prepayment speeds and using discount rates that reflect credit and interest rate risk inherent in each loan portfolio. The fair value of the 1 to 4 family adjustable rate mortgage loan portfolio was estimated using the carrying value of the portfolio due to its repricing frequency and comparison to observed secondary market loans with similar characteristics.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements


(All financial information for 1996 and 1995 is unaudited)

================================================================================

        (e) STOCK IN FEDERAL HOME LOAN BANK OF DES MOINES AND FEDERAL RESERVE BANKS, AT COST

        The carrying amount of FHLB and FRB stock approximates its fair value.

        (f)   ACCRUED INTEREST RECEIVABLE

        The carrying amount of accrued interest receivable approximates its fair value since it is short-term in nature and does not present unanticipated credit concerns.

        (g)   DEPOSITS

        Under SFAS No. 107, the fair value of deposits with no stated maturity such as savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposits is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by the Company as of December 31, 1997 and 1996 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.

        The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by the Company's existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.

        (h)   NOTE PAYABLE

        The fair value of note payable approximates its carrying value due to the short-term nature of its maturity.

        (i)   ACCRUED INTEREST PAYABLE

        The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.

        (j)   COMMITMENTS TO EXTEND CREDIT

        The fair value of commitments to extend credit is estimated based on comparison of the committed rate to observed secondary market rates and prices and adjusted for expected fallout.

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Financial Statements

(All financial information for 1996 and 1995 is unaudited)

================================================================================

(17)    LITTLE MOUNTAIN BANCSHARES,  INC. FINANCIAL  INFORMATION (PARENT COMPANY
        ONLY)

          The parent company's principal asset is its investment in the subsidiary. The following are the condensed financial statements for the parent company only as of and for the years ended December 31, 1997 and 1996.

================================================================================

CONDENSED BALANCE SHEETS

================================================================================

                   ASSETS                                1997          1996
------------------------------------------------------------------------------

Cash and cash equivalents                              $    7,214        9,438
Investment in subsidiary                                6,126,763    5,361,301
Tax benefit receivable                                      8,092       11,738
------------------------------------------------------------------------------

Total assets                                           $6,142,069    5,382,477
------------------------------------------------------------------------------

       LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------

Note payable                                           $  332,856      572,856
------------------------------------------------------------------------------

Total liabilities                                         332,856      572,856
------------------------------------------------------------------------------

Common stock                                               13,576       13,576
Additional paid-in capital                              1,401,619    1,401,619
Retained earnings                                       4,390,320    3,390,762
Net unrealized gain on securities available for sale        3,698        3,664
------------------------------------------------------------------------------

Total stockholders' equity                              5,809,213    4,809,621
------------------------------------------------------------------------------

Total liabilities and stockholders' equity             $6,142,069    5,382,477
==============================================================================

CONDENSED STATEMENTS OF INCOME

=========================================================================
                                        1997          1996         1995
-------------------------------------------------------------------------

Dividend income                      $  260,000      144,000      188,000
Equity in earnings of subsidiary        765,428      934,972      571,093
-------------------------------------------------------------------------

Operating income                      1,025,428    1,078,972      759,093

Interest expense                         41,055       52,064       65,024
Other expense                             2,400        4,404        2,252
-------------------------------------------------------------------------

Operating expense                        43,455       56,468       67,276

Earnings before income tax benefit      981,973    1,022,504      691,817

Income tax benefit                       17,585       22,852       27,226
-------------------------------------------------------------------------

Net earnings                         $  999,558    1,045,356      719,043
=========================================================================

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Financial Statements

(All financial information for 1996 and 1995 is unaudited)

================================================================================

CONDENSED STATEMENTS OF CASH FLOWS

================================================================================

                                                                   Year ended
                                                                  December 31,
                                                   --------------------------------------
                                                      1997          1996           1995
-----------------------------------------------------------------------------------------
Operating activities:
   Net earnings                                    $  999,558     1,045,356       719,043
   Adjustments to reconcile net earnings to cash
     provided by operating activities:
       Equity in earnings of subsidiary              (765,428)     (934,972)     (571,093)
       Decrease in tax benefit receivable               3,646         1,722         1,151
       Decrease in accrued interest payable              --            --         (14,767)
-----------------------------------------------------------------------------------------

Net cash provided by operating activities             237,776       112,106       134,334
-----------------------------------------------------------------------------------------

Financing activities:
   Repayment of debt                                 (240,000)     (111,500)     (107,000)
   Cash received from issuance of stock                  --           1,112          --
   Cash paid for redemption of stock                     --            --         (23,760)
-----------------------------------------------------------------------------------------

Net cash used for financing activities               (240,000)     (110,388)     (130,760)
-----------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents       (2,224)        1,718         3,574

Cash and cash equivalents, beginning of year            9,438         7,720         4,146
-----------------------------------------------------------------------------------------

Cash and cash equivalents, end of year             $    7,214         9,438         7,720
=========================================================================================

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

March 31, 1998 and 1997
(Unaudited)

================================================================================

                                        ASSETS                                                          1998           1997
-----------------------------------------------------------------------------------------------------------------------------
Cash                                                                                                $ 4,282,329     4,699,766
Interest bearing deposits with banks                                                                  2,328,888     1,553,828
Federal funds sold                                                                                    3,725,000       800,000
-----------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                            10,336,217     7,053,594

Securities available for sale:
    Mortgage-backed and related securities (amortized cost $697,384
       and $1,268,846, respectively)                                                                    701,918     1,278,159
    Investment securities (amortized cost $3,046,438 and $2,244,273, respectively)                    3,047,672     2,244,382
-----------------------------------------------------------------------------------------------------------------------------

Total securities available for sale                                                                   3,749,590     3,522,541

Securities held to maturity:
    Mortgage-backed and related securities (market value $3,109,601 and $2,593,555, respectively)     4,105,394     2,638,921
    Investment securities (market value $5,462,019 and $4,353,849, respectively)                      5,625,468     4,432,089
-----------------------------------------------------------------------------------------------------------------------------

Total securities held to maturity                                                                     9,730,862     7,071,010

Loans held for sale                                                                                   1,298,000       301,150
Loans receivable, net                                                                                48,311,045    45,982,845
Federal Home Loan Bank stock, at cost                                                                   276,300       241,000
Federal Reserve Bank Stock, at cost                                                                      57,000        57,000
Accrued interest receivable                                                                             404,767       424,644
Premises and equipment, net                                                                           1,784,276     1,618,392
Real estate, net                                                                                        195,795        78,958
Other assets                                                                                            342,345       328,548
-----------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                        $76,486,197    66,679,682
=============================================================================================================================

                         LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------

Deposits                                                                                             69,917,265    60,949,269
Note payable                                                                                            276,552       518,881
Accrued expenses and other liabilities                                                                  191,841       196,320
-----------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                                    70,385,658    61,664,470
-----------------------------------------------------------------------------------------------------------------------------

Common stock ($1.00 par value). Authorized and issued 25,000 shares;
    13,576 shares issued and outstanding                                                                 13,576        13,576
Additional paid-in capital                                                                            1,401,619     1,401,619
Retained earnings, subject to certain restrictions                                                    4,681,883     3,600,985
Net unrealized gain on securities available for sale                                                      3,461          (968)
-----------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                            6,100,539     5,015,212
-----------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                          $76,486,197    66,679,682
=============================================================================================================================

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Three months ended March 31, 1998 and 1997
(Unaudited)

================================================================================

                                                            1998         1997
--------------------------------------------------------------------------------

Interest income:
    Loans receivable                                     $1,162,177    1,080,376
    Investment securities--taxable                          168,317      141,867
    Investment securities--tax exempt                        14,344       14,031
    Federal funds sold                                       20,945        8,460
    Interest bearing deposits with banks and other           30,670       23,654
--------------------------------------------------------------------------------

Total interest income                                     1,396,453    1,268,388

Interest expense:
    Deposits                                                534,507      480,037
    Note payable                                              7,707       11,815
--------------------------------------------------------------------------------

Total interest expense                                      542,214      491,852
--------------------------------------------------------------------------------

Net interest income                                         854,239      776,536
--------------------------------------------------------------------------------

Provision for losses on loans                                  --           --
--------------------------------------------------------------------------------

Net interest income after provision for losses on loans     854,239      776,536
--------------------------------------------------------------------------------

Noninterest income:
    Fees and service charges                                259,255      203,836
    Gain on sales of loans held for sale                     65,426       22,978
    Other                                                    17,276       12,412
--------------------------------------------------------------------------------

Total noninterest income                                    341,957      239,226
--------------------------------------------------------------------------------

Noninterest expense:
    Compensation and employee benefits                      418,364      380,755
    Occupancy                                                86,339       89,732
    Data processing                                          37,910       41,198
    FDIC premiums and regulatory assessments                 17,941       16,342
    Professional fees                                        14,477       13,327
    Advertising                                               7,597        8,424
    Other                                                   138,101      128,474
--------------------------------------------------------------------------------

Total noninterest expense                                   720,729      678,252
--------------------------------------------------------------------------------

Earnings before income taxes                                475,467      337,510

Income tax expense                                          183,904      127,287
--------------------------------------------------------------------------------

Net earnings                                             $  291,563      210,223
--------------------------------------------------------------------------------

Net income per common share:
    Basic                                                $    21.48        15.48
    Diluted                                                   21.48        15.48

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Three months ended March 31, 1998 and 1997
(Unaudited)

================================================================================

                                                                                     Net
                                                                                 unrealized
                                                                                 gain/(loss)
                                                        Additional               securities       Total
                                             Common      paid-in     Retained     available   stockholders'
                                             stock       capital     earnings     for sale       equity
---------------------------------------------------------------------------------------------------------

Balance on December 31, 1996              $   13,576    1,401,619    3,390,762        3,664     4,809,621

       Net earnings                             --           --        210,223         --         210,223

       Change in net unrealized loss on
         securities available for sale          --           --           --         (4,632)       (4,632)
---------------------------------------------------------------------------------------------------------

Balance on March 31, 1997                 $   13,576    1,401,619    3,600,985         (968)    5,015,212
=========================================================================================================

Balance on December 31, 1997                  13,576    1,401,619    4,390,320        3,698     5,809,213

       Net earnings                             --           --        291,563         --         291,563

       Change in net unrealized gain on
         securities available for sale          --           --           --           (237)         (237)
---------------------------------------------------------------------------------------------------------

Balance on March 31, 1998                 $   13,576    1,401,619    4,681,883        3,461     6,100,539
=========================================================================================================

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Three months ended March 31, 1998 and 1997
(Unaudited)

================================================================================

                                                                                   1998             1997
----------------------------------------------------------------------------------------------------------
Operating activities:
    Net earnings                                                              $    291,563         210,223
    Adjustments to reconcile net earnings to net
       cash provided by operating activities:
          Depreciation                                                              38,470          38,406
          Amortization of premiums and discounts, net                                 (683)           (128)
          (Increase) in other assets                                               (20,254)        (21,286)
          Decrease in accrued interest receivable                                   58,304          23,173
          Increase in accrued expenses and other liabilities                       (35,988)        (26,250)
          Originations of loans held for sale                                   (7,433,676)     (2,252,387)
          Proceeds from loans held for sale                                      7,365,426       2,236,987
          Net gain on sale of loans held for sale                                  (65,426)        (22,978)
          Net gain on sale of other real estate owned                               (7,956)           --
          Other, net                                                                32,557          14,808
----------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                          222,337         200,568
----------------------------------------------------------------------------------------------------------

Investing activities:
    Proceeds from maturities of investment securities held to maturity                --              --
    Purchases of investment securities held to maturity                           (850,000)           --
    Principal collected on mortgage-backed and related securities held
       to maturity                                                                  93,571          25,537
    Proceeds from maturities of investment securities available for sale           500,000         250,000
    Purchases of investment securities available for sale                         (500,000)           --
    Principal collected on mortgage-backed and related securities available
       for sale                                                                     48,332          33,109
    (Increase) decrease in loans receivable, net                                   190,510         (24,894)
    Investment in Federal Home Loan Bank stock                                     (35,300)        (38,700)
    Purchases of premises and equipment                                            (19,280)        (28,613)
----------------------------------------------------------------------------------------------------------

Net cash (used) provided by investing activities                                  (572,167)        216,439
----------------------------------------------------------------------------------------------------------

Financing activities:
    Increase (decrease) in deposits, net                                         1,547,042      (1,374,172)
    Payments made on note payable                                                  (56,304)        (53,975)
----------------------------------------------------------------------------------------------------------

Net cash (used) provided by financing activities                                 1,490,738      (1,428,147)
----------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                 1,140,908      (1,011,140)

Cash and cash equivalents, beginning of period                                   9,195,309       8,064,734
----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                      $ 10,336,217       7,053,594
==========================================================================================================

Supplemental disclosures of cash flow information:
    Cash paid during the period for:
       Interest                                                               $    533,873         497,960
       Income taxes                                                                215,000         166,000

Supplemental noncash flow disclosures:
    Transfer of loans to real estate                                          $       --              --


LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 1998
(Unaudited)

================================================================================

(1)     LITTLE MOUNTAIN BANCSHARES, INC.

        Little Mountain Bancshares, Inc. (the Company) is a bank holding company that owns 100 percent of its only subsidiary, First National Bank of Monticello.

        The First National Bank of Monticello is primarily engaged in commercial banking and related services. The Bank makes commercial, residential, and consumer loans to customers principally in the suburban Twin Cities metro area and outlying communities. Although the Bank's portfolio is diversified, a substantial portion of its customers' abilities to honor their contracts is dependent upon the economy in the Twin Cities and surrounding areas.


(2)     BASIS OF  PRESENTATION

        The accompanying unaudited consolidated financial statements were prepared in accordance with the instructions for Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of the consolidated balance sheet, statements of operations, statement of stockholders' equity and statements of cash flows in conformity with generally accepted accounting principles. However, all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the interim financial statements have been included. The statement of operations for the three months ended March 31, 1998, is not necessarily indicative of the results which may be expected for the entire year.

        The material contained herein is written with the presumption that the users of the interim financial statements have read or have access to the most recent annual financial statements of Little Mountain Bancshares, Inc., and notes thereto, together with Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 1997, and for the year then ended.


(3)     EARNINGS PER SHARE

        Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common stock and dilutive potential common shares during the year. The Company had no dilutive securities in the periods presented. The weighted average number of common shares outstanding used in basic and diluted earnings per share calculations was 13,576 as of March 31, 1998 and 1997.


(4)     NEW ACCOUNTING STANDARDS

        Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, REPORTING COMPREHENSIVE INCOME, (SFAS 130). The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be disclosed in the financial statements.

        Comprehensive income is defined as the change in equity during the period from transactions and other events from nonowner sources. Comprehensive income is the total net income and other comprehensive income, which for the Company is comprised entirely of net unrealized holding gains and losses on securities available for sale.

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



================================================================================

        The following table summarizes the components of comprehensive income for the period noted:

================================================================================

                                                             Three Months Ended
                                                                  March 31,
                                                          ----------------------
                                                            1998         1997
-------------------------------------------------------------------------------

 Net income                                               $  269,605    210,223
 Other comprehensive income, net of tax:
    Unrealized holding losses on securities:
        Unrealized holding losses arising
        during the period [net of tax benefit of ($158)
        and ($3,087), respectively]                             (237)    (4,632)
-------------------------------------------------------------------------------
 Total comprehensive income                                $ 269,368    205,591
===============================================================================

        In February 1998, the FASB issued SFAS 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS which revises employers' disclosures about pension and other postretirement benefit plans. It is effective for fiscal years beginning after December 15, 1997. Adopting the disclosure requirements of SFAS 132 will not have a material impact on the Company's financial condition or the results of its operations.


(5)     LOANS RECEIVABLE

        The carrying value of loans receivable at March 31, 1998 and December 31, 1997 were (in thousands):

================================================================================

                                                   March 31,        December, 31
                                                     1998               1997
--------------------------------------------------------------------------------

Loans secured by real estate:
    Residential one-to-four family               $   21,252            22,157
    Commercial                                        6,659             6,550
    Agricultural                                        191               193
     Construction and land development                2,041             1,520
Home equity loans                                     2,180             2,383
Other consumer loans                                 11,232            11,350
Overdrafts                                              -                  51
Commercial business loans                             4,620             4,109
Agricultural loans                                      784               866
Lease financing                                         108               127
--------------------------------------------------------------------------------
                                                     49,067            49,306

Deferred loan fees and discounts                         98               114
Allowance for losses                                    658               690
--------------------------------------------------------------------------------

Net loans                                        $   48,311            48,502
================================================================================

                                                                     (Continued)

LITTLE MOUNTAIN BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements



================================================================================

        Activity in the allowance for losses on loans receivable for the three months ended March 31, is summarized as follows:

================================================================================

                                                 1998            1997
--------------------------------------------------------------------------


         Balance at beginning of period      $    689,956       969,392
             Provision                              -             -
             Gross charge-offs                    (32,631)      (59,050)
             Gross recoveries                         469         -
--------------------------------------------------------------------------

         Balance at end of period            $    657,794       910,342
==========================================================================


(6)     DEPOSITS

        Deposits as of March 31, 1998 consisted of $12,323,439 in non-interest bearing deposits and $57,593,826 in interest-bearing deposits.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                          dated March 9, 1998 between

                        LITTLE MOUNTAIN BANCSHARES, INC.
                                       and
                              NORWEST CORPORATION

                                    AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 9th day of March, 1998, by and between LITTLE MOUNTAIN BANCSHARES, INC. ("Bancshares"), a Minnesota corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

         WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Bancshares (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Bancshares of the par value of $1.00 per share ("Bancshares Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

         NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

         1.  BASIC PLAN OF REORGANIZATION

         (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Bancshares pursuant to the Merger Agreement, with Bancshares as the surviving corporation, in which merger each share of Bancshares Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Bancshares Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to the sum of (i) $18,100,000 divided by the Norwest Measurement Price plus (ii) if the closing occurs after September 30, 1998, the number of shares of Norwest Common Stock equal to (A) the product of (x) the number of shares of Norwest Common Stock determined in accordance with clause (i) above times (y) the dividend amount per share for the cash dividend, if any, paid on Norwest Common Stock on September 1, 1998, divided by (B) the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

         (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Bancshares Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Bancshares Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Bancshares Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

         (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

         (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Minnesota within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Minneapolis, Minnesota time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Bancshares pursuant to the Merger Agreement.

         The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

         2. REPRESENTATIONS AND WARRANTIES OF BANCSHARES. Bancshares represents and warrants to Norwest as follows:

         (a) Organization and Authority. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Bancshares and the Bancshares Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bancshares is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Bancshares has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

         (b) Bancshares' Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Bancshares' subsidiaries as of the date hereof (individually a "Bancshares Subsidiary" and collectively the "Bancshares Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Bancshares. No equity security of any Bancshares Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Bancshares Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. ss. 55
(1982) and the Minnesota Business Corporation Act, all of such shares so owned by Bancshares are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Bancshares Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), Bancshares does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

         (c) Capitalization. The authorized capital stock of Bancshares consists of 25,000 shares of common stock, $1.00 par value, of which as of the close of business on December 31, 1997, 13,576 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Bancshares Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Bancshares Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 13,576. All of the outstanding shares of capital stock of Bancshares have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Bancshares or any Bancshares Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Bancshares or any Bancshares Subsidiary. Since December 31, 1997 no shares of Bancshares capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Bancshares or any Bancshares Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Bancshares.

         (d) Authorization. Bancshares has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Bancshares and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Bancshares. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Bancshares as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Bancshares enforceable against Bancshares in accordance with their respective terms.

         Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Bancshares of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Bancshares with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Bancshares or any Bancshares Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares or any Bancshares Subsidiary is a party or by which it may be bound, or to which Bancshares or any Bancshares Subsidiary or any of the properties or assets of Bancshares or any Bancshares Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Bancshares, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bancshares or any Bancshares Subsidiary or any of their respective properties or assets.

         Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Minnesota law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Bancshares of the transactions contemplated by this Agreement and the Merger Agreement.

         (e) Bancshares Financial Statements. The unaudited consolidated balance sheets of Bancshares and Bancshares' Subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, shareholders' equity and cash flows for the two years ended December 31, 1996, together with the notes thereto, prepared by Larson, Allen and Weishair and Co., LLP, and the audited consolidated balance sheets of Bancshares and Bancshares' Subsidiaries as of December 31, 1997 and related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1997, together with the notes thereto, certified by Larson, Allen and Weishair and Co., LLP (collectively, the "Bancshares Financial Statements"), will be, when delivered to Norwest pursuant to paragraph 4(d) hereof, prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Bancshares and Bancshares' Subsidiaries at the dates and the consolidated results of operations and cash flows of Bancshares and Bancshares' Subsidiaries for the periods stated therein.

         (f) Reports. Since December 31, 1992, Bancshares and each Bancshares Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Bancshares Reports". As of their respective dates, the Bancshares Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Bancshares Reports have been made available to Norwest by Bancshares.

         (g) Properties and Leases. Except as may be reflected in the Bancshares Financial Statements and except for any lien for current taxes not yet delinquent, Bancshares and each Bancshares Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Bancshares' consolidated balance sheet as of December 31, 1997, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Bancshares or any Bancshares Subsidiary pursuant to which Bancshares or such Bancshares Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Bancshares or such Bancshares Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Bancshares' and each Bancshares Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) Taxes. Each of Bancshares and the Bancshares Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Bancshares and the Bancshares Subsidiaries for the fiscal year ended December 31, 1994, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Bancshares nor any Bancshares Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Bancshares or any Bancshares Subsidiary which has not been settled, resolved and fully satisfied. Each of Bancshares and the Bancshares Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1997, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Bancshares and the Bancshares Subsidiaries with respect to all periods through the date thereof.

         (i) Absence of Certain Changes. Since December 31, 1997 there has been no change in the business, financial condition or results of operations of Bancshares or any Bancshares Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Bancshares and the Bancshares Subsidiaries taken as a whole.

         (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Bancshares nor any Bancshares Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                  (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Bancshares or such Bancshares Subsidiary);

                  (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

                  (iii)  any labor contract or agreement with any labor union;

                  (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Bancshares or any Bancshares Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Bancshares or any Bancshares Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

                  (vi) any lease with annual rental payments aggregating $10,000 or more; or

                  (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

                  (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.


         (k) Litigation and Other Proceedings. Bancshares has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Bancshares with respect to loss contingencies as of December 31, 1997 in connection with the Bancshares financial statements, and (ii) a written list of legal and regulatory proceedings filed against Bancshares or any Bancshares Subsidiary since said date. Neither Bancshares nor any Bancshares Subsidiary is a party to any pending or, to the best knowledge of Bancshares, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Bancshares and the Bancshares Subsidiaries taken as a whole.

         (l) Insurance. Bancshares and each Bancshares Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Bancshares has owned such Bancshares Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (m) Compliance with Laws. Bancshares and each Bancshares Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Bancshares or such Bancshares Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Bancshares, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Bancshares and each Bancshares Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Bancshares nor any Bancshares Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Bancshares or any Bancshares Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Bancshares and the Bancshares Subsidiaries taken as a whole.

         (n) Labor. No work stoppage involving Bancshares or any Bancshares Subsidiary is pending or, to the best knowledge of Bancshares, threatened. Neither Bancshares nor any Bancshares Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Bancshares or such Bancshares Subsidiary. Employees of Bancshares and the Bancshares Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o) Material Interests of Certain Persons. Except as set forth on
Schedule 2(o), to the best knowledge of Bancshares no officer or director of Bancshares or any Bancshares Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Bancshares or any Bancshares Subsidiary.

         Schedule 2(o) sets forth a correct and complete list of any loan from Bancshares or any Bancshares Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Bancshares' or such Bancshares Subsidiary's Board of Directors.

         (p)  Bancshares Benefit Plans.

                  (i) The only "employee benefit plans" within the meaning of
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Bancshares or any Bancshares Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Bancshares or any Bancshares Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                  (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Bancshares or the Bancshares subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA `86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Bancshares knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of
         Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

                  (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

                  (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Bancshares, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Bancshares, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Bancshares and the Bancshares Subsidiaries taken as a whole.

                  (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

                  (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

                  (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Bancshares or any Bancshares Subsidiary under any Plan or otherwise,
         (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (q) Proxy Statement, etc. None of the information regarding Bancshares and the Bancshares Subsidiaries supplied or to be supplied by Bancshares for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Bancshares Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Bancshares' shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Bancshares and the Bancshares Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Bancshares nor any Bancshares Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

         (s) Brokers and Finders. Neither Bancshares nor any Bancshares Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bancshares or any Bancshares Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

         (t) Administration of Trust Accounts. Bancshares and each Bancshares Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Bancshares and the Bancshares Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Bancshares, any Bancshares Subsidiary, nor any director, officer or employee of Bancshares or any Bancshares Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Bancshares and the Bancshares Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         (u) No Defaults. Neither Bancshares nor any Bancshares Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Bancshares and the Bancshares Subsidiaries, taken as a whole. To the best of Bancshares' knowledge, all parties with whom Bancshares or any Bancshares Subsidiary has material leases, agreements or contracts or who owe to Bancshares or any Bancshares Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Bancshares Subsidiaries are in compliance therewith in all material respects.

         (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Bancshares or any Bancshares Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Bancshares' knowledge, threatened against Bancshares or any Bancshares Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Bancshares and Bancshares' Subsidiaries taken as a whole; to the best of Bancshares' knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Bancshares' knowledge neither Bancshares nor any Bancshares Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Bancshares has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

         3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Bancshares as follows:

         (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

         (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1997, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12

U.S.C. ss. 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

         (c) Norwest Capitalization. As of December 31, 1997, the authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1997, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 10,022 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 20,625 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 22,831 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 22,927 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1997, no shares were outstanding; and (iii) 1,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1997, 758,619,494 shares were outstanding and 10,493,685 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

         (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

         Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any

Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

         Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Minnesota law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

         (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1997 and 1996 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1997, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Norwest 10-K") as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

         (f) Reports. Since December 31, 1992, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of December 31, 1997 included in Norwest's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

         (i) Absence of Certain Changes. Since December 31, 1997, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

         (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1997 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                  (i)  any labor contract or agreement with any labor union;

                  (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

         (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

         (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any

Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

         (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o)  Norwest Benefit Plans.

                  (i) As of January 1, 1998, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                  (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TRA `86 for each of the Norwest Plans to which the qualification requirements of
         Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of
         Section 401(a) of the Code is not "qualified" within the meaning of
         Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

                  (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

                  (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under
         Part 4 of Title I of ERISA, which could
         subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

                  (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

                  (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

                  (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

         (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

         (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

         (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

         4. COVENANTS OF BANCSHARES. Bancshares covenants and agrees with Norwest as follows:

         (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Bancshares, and each Bancshares Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following the day of receipt of the request by a representative designated by Norwest in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement and except any mortgage loan made pursuant to a commitment that such loan be promptly sold to an investor) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Bancshares and each Bancshares Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Bancshares and the Bancshares Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick
LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Bancshares herein expressed.

         (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Bancshares and each Bancshares subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Bancshares; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices (it being understood that any earned bonus under the Executive Compensation Plan shall be prorated through, and payable by First National Bank of Monticello at, the Effective Time of the Merger); sell or otherwise dispose of any shares of the capital stock of any Bancshares Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

         (c) The Board of Directors of Bancshares will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Bancshares will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Minnesota Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

         (d) Bancshares will furnish or cause to be furnished to Norwest all the information concerning Bancshares and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof (including the audited Bancshares Financial Statements for the year-ended December 31, 1997, which Bancshares agrees to have prepared by Larson, Allen and Weishair and Co., LLP and delivered to Norwest within thirty (30) days of the date of this Agreement), or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Larson, Allen and Weishair and Co., LLP to use such opinion in such Registration Statement.

         (e) Bancshares will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Bancshares to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

         (f) Bancshares will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (g) Bancshares will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Bancshares and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Bancshares' outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Bancshares, in the public domain, or later acquired by Bancshares from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

         (h) Neither Bancshares, nor any Bancshares Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Bancshares or any Bancshares Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Bancshares or any Bancshares Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Bancshares or any Bancshares Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Bancshares or any Bancshares Subsidiary concerning any of the foregoing, Bancshares or such Bancshares Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

         (i) Bancshares shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

         (j) Bancshares and each Bancshares Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

         (k)  [Intentionally left blank]

         (l) Bancshares shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Bancshares who may reasonably be deemed an "affiliate" of Bancshares within the meaning of such term as used in Rule 145 under the Securities Act.

         (m) Bancshares shall establish such additional accruals and reserves as may be necessary to conform Bancshares' accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Bancshares' business following the Merger and to provide for the costs and expenses relating to the consummation by Bancshares of the Merger and the other transactions contemplated by this Agreement.

         (n) Bancshares shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Bancshares shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Bancshares shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four weeks of execution of the definitive agreement.

         (o) Bancshares shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

         5. COVENANTS OF NORWEST. Norwest covenants and agrees with Bancshares as follows:

         (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

         (b) Norwest will furnish to Bancshares all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Bancshares, or in any statement or application made by Bancshares to any governmental body in connection with the transactions contemplated by this Agreement.

         (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Bancshares pursuant to the

Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Bancshares shareholders, at the time of the Bancshares shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Bancshares or any Bancshares subsidiary for use in the Registration Statement or the Prospectus.

         (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

         (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Bancshares pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Bancshares pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

         (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Bancshares to obtain all such approvals and consents required by Bancshares.

         (h) Norwest will hold in confidence all documents and information concerning Bancshares and Bancshares' Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this

Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Bancshares (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Bancshares.

         (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Minnesota Business Corporation Act.

         (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (k) Norwest shall consult with Bancshares as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

         (l) Norwest shall give Bancshares notice of receipt of the regulatory approvals referred to in paragraph 7(e).

         (m) [Intentionally left blank].

         (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Bancshares and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Bancshares or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

         6. CONDITIONS PRECEDENT TO OBLIGATION OF BANCSHARES. The obligation of Bancshares to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Bancshares:

         (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

         (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

         (c) Bancshares shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

         (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bancshares required for approval of a plan of merger in accordance with the provisions of Bancshares' Articles of Incorporation and the Minnesota Business Corporation Act.

         (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

         (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (g) The shares of Norwest Common Stock to be delivered to the stockholders of Bancshares pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

         (h) Bancshares shall have received an opinion, dated the Closing Date, of counsel to Bancshares, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Bancshares Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Bancshares will be the same as the basis of Bancshares Common Stock exchanged therefor; and
(iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Bancshares will include the holding period of the Bancshares Common Stock, provided such shares of Bancshares Common Stock were held as a capital asset as of the Effective Time of the Merger.

         (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         (j) Little Mountain Land & Cattle Co., a limited partnership which is controlled by certain shareholders of Bancshares (the "Partnership"), shall have entered into an agreement (the "Bank Premises Agreement"), on terms and conditions acceptable to Norwest and the Partnership, providing for (i) the sale to First National Bank of Monticello (the "Bank") of the Bank's building located on land owned by the Bank in Monticello, Minnesota (the "Bank Premises") for a cash price in an amount to be determined pursuant to the Appraisal Procedures (as hereinafter defined), and (ii) the termination, without penalty to the Bank, of the building lease and the land lease relating to the Bank Premises, in each case effective as of the Effective Time of the Merger. The "Appraisal Procedures" shall be as follows: (a) Norwest and the Partnership shall agree on a third-party appraiser which shall determine the fair market value of the Bank Premises, which shall be the cash purchase price unless within ten (10) days after delivery of the appraisal results either Norwest or the Partnership has given notice to the other party that it is dissatisfied with the appraisal results; (b) if either Norwest or the Partnership has given notice to the other party that it is dissatisfied with the appraisal results, then Norwest and the Partnership shall each select an appraiser, who shall in turn together select a third appraiser who shall determine the fair market value of the Bank Premises, which shall be the cash purchase price. The costs of the initial appraisal shall be borne equally by Norwest and the Partnership. If a further appraisal is required pursuant to clause (b) above, each party shall bear the cost of its own appraiser and the costs of the third appraiser shall be borne equally by Norwest and the Partnership.

         7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

         (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Bancshares and the Bancshares Subsidiaries taken as a whole as if made at the Time of Filing.

         (b) Bancshares shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

         (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bancshares required for approval of a plan of merger in accordance with the provisions of Bancshares' Articles of Incorporation and the Minnesota Business Corporation Act.

         (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant

Secretary of Bancshares, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

         (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Bancshares or any Bancshares Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

         (f) Bancshares and each Bancshares Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Bancshares' or such subsidiary's business required for the consummation of the Merger, and Bancshares and each Bancshares Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

         (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (h)  [Intentionally left blank]

         (i) At any time since the date hereof the total number of shares of Bancshares Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Bancshares Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 13,576.

         (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Bancshares a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

                  (i) the interim quarterly financial statements of Bancshares included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Bancshares;

                  (ii) the amounts reported in the interim quarterly financial statements of Bancshares agree with the general ledger of Bancshares;

                  (iii) the annual and quarterly financial statements of Bancshares and the Bancshares Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

                  (iv) from the date of the most recent unaudited consolidated financial statements of Bancshares and the Bancshares Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Bancshares and the Bancshares Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Bancshares and the Bancshares Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

                  (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Bancshares and the Bancshares Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Bancshares and the Bancshares Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Bancshares included in the annual and quarterly financial statements, except as disclosed in such letters.

         (l) Bancshares and the Bancshares Subsidiaries considered as a whole shall not have sustained since December 31, 1997 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

         (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Bancshares or any Bancshares Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Bancshares and its subsidiaries taken as a whole.

         (n) Since December 31, 1997, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares and the Bancshares Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

         (o) Bancshares shall have terminated the Shareholder Control Agreement dated January 17, 1995 by and among Bancshares and certain shareholders of Bancshares, effective immediately prior to the Effective Time of the Merger.

         (p) Norwest and the Partnership shall have entered into the Bank Premises Agreement, on terms and conditions acceptable to Norwest and the Partnership,

         8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Bancshares or any Bancshares Subsidiary as of the Effective Date of the Merger ("Bancshares Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

         (a) Employee Welfare Benefit Plans. Each Bancshares employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger:

                  Medical Plan
                  Dental Plan
                  Vision Plan
                  Short Term Disability Plan
                  Long Term Disability Plan Long Term
                  Care Plan Flexible Benefits Plan
                  Basic Group Life Insurance Plan Group
                  Universal Life Insurance Plan
                  Dependent Group Life Insurance Plan
                  Business Travel Accident Insurance Plan

                  Accidental Death and Dismemberment Plan
                  Severance Pay Plan
                  Vacation Program

For the purpose of determining each Bancshares Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an Bancshares Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Bancshares Employees shall receive credit for years of service to Bancshares, the Bancshares Subsidiaries and any predecessors of the Bancshares Subsidiaries (to the extent credited under the vacation programs of Bancshares and the Bancshares Subsidiaries) for the purpose of determining benefits under the Norwest vacation program.

Bancshares Employees shall receive credit for years of service to Bancshares, the Bancshares Subsidiaries and any predecessors of the Bancshares Subsidiaries (to the extent credited under the severance programs of Bancshares and the Bancshares Subsidiaries) for the purpose of determining benefits under the Norwest Severance Pay Plan.

         (b)  Employee Retirement Benefit Plans.

Each Bancshares Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Bancshares and the Bancshares Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Bancshares and the Bancshares Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each Bancshares Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

         9.  TERMINATION OF AGREEMENT.

         (a) This Agreement may be terminated at any time prior to the Time of
Filing:

                  (i)  by mutual written consent of the parties hereto;

                  (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by December 31, 1998 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

                  (iii) by Bancshares or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

         10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Bancshares and Bancshares Subsidiaries shall be borne by Bancshares, and all such expenses incurred by Norwest shall be borne by Norwest.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

                  If to Norwest:

                           Norwest Corporation
                           Sixth and Marquette
                           Minneapolis, Minnesota  55479-1026
                           Attention:  Secretary

                  If to Bancshares:

                           Little Mountain Bancshares, Inc.
                           407 Pine Street
                           Monticello, MN 55362
                           Attention: Thomas A. Pogatchnik

                  With a copy to:

                           J. Kevin Costley, Esq.
                           Lindquist & Vennum P.L.L.P.
                           4200 IDS Center
                           Minneapolis, MN 55402


or to such other address with respect to a party as such party shall notify the other in writing as above provided.

         14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

         15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

         16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

         17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Bancshares shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

         18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                 LITTLE MOUNTAIN BANCSHARES, INC.


By:  /s/ John E. Ganoe              By: /s/ James P. Gardner
Its: Vice President                 Its: Chairman

                                   APPENDIX B

                               MINNESOTA STATUTES

                       CHAPTER 302A BUSINESS CORPORATIONS

                         SECTIONS 302A.471 AND 302A.473

                        MINNESOTA STATUTES ANNOTATED 1997
            CHAPTER 302A. Business Corporations; Shares; Shareholders


302A.471. Rights of dissenting shareholders

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

                  (1) alters or abolishes a preferential right of the shares;

                  (2) created, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                  (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

                  (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

         (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

         (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

         (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

         (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.  Beneficial owners.

         (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

         (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.

         (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

         (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

Subd. 4. Other rights.

         The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

                        MINNESOTA STATUTES ANNOTATED 1997
            CHAPTER 302A. Business Corporations; Shares; Shareholders


302A.473. Procedures for asserting dissenters' rights.

Subdivision 1. Definitions.

         (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

Subd. 3. Notice of dissent.

         If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares.

         (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

                  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

                  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

                  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

                  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.

         (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

                  (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

                  (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

                  (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivision 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand.

         If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's owner estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination.

         If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.

         (a) The Court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily , vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:       Parenthetical references to exhibits in the description of
                Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and
                4.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No.
                1-2979.

     2.1   --   Agreement and Plan of Reorganization dated March 9, 1998 between
                Little Mountain Bancshares, Inc. and Norwest Corporation
                (included in Proxy Statement-Prospectus as Appendix A).

     3.1   --   Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form
                8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995, Exhibit 3 to Norwest's Current
                Report on Form 8-K dated June 3, 1997 and Exhibit 3 to Norwest's
                Current Report on Form 8-K dated June 8, 1998).

     3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

     3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

     3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

     3.1.4 -- Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated November 26, 1996).

     3.1.5 -- Certificate of Designations with respect to the 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 14, 1997).

     3.1.6 -- Certificate of Designations with respect to the 1998 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 20, 1998).

     3.2   --   By-Laws (incorporated by reference to Exhibit 3 to Norwest's
                Current Report on Form 8-K dated October 10, 1997).

     4.1   --   Rights Agreement, dated as of November 22, 1988, between Norwest
                Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

     4.2   --   Certificate of Adjustment, dated October 10, 1997, to Rights
                Agreement (incorporated by reference to Exhibit 5 to Norwest's
                Form 8-A/A dated October 14, 1997.

     5     --   Opinion of Stanley S. Stroup.

     8     --   Opinion of Lindquist & Vennum PLLP*

    23.1   --   Consent of Stanley S. Stroup (included as part of Exhibit 5).

    23.2   --   Consent of KPMG Peat Marwick LLP.

    23.3   --   Consent of KPMG Peat Marwick LLP.

    23.4   --   Opinion of Lindquist & Vennum PLLP. (included as a part of
                Exhibit 8).

    24     --   Powers of Attorney.

    99     --   Form of proxy for Special Meeting of Shareholders of Little
                Mountain Bancshares, Inc.

*To be filed by amendment.

ITEM 22.      UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                            (i) To include any prospectus required by section
               10(a)(3) of the Securities Act of 1933.

                            (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                            (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 16, 1998.

                                    NORWEST CORPORATION

                                    By: /s/ Richard M. Kovacevich
                                        ------------------------------
                                        Richard M. Kovacevich
                                        Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on June 16, 1998 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich           Chairman and Chief Executive Officer
-------------------------------     (Principal Executive Officer)
    Richard M. Kovacevich

/s/ John T. Thornton                Executive Vice President and Chief
-------------------------------     Financial Officer
    John T. Thornton                (Principal Financial Officer)


/s/ Michael A. Graf                 Senior Vice President and Controller
-------------------------------     (Principal Accounting Officer)
    Michael A. Graf


LES S. BILLER             )
J.A. BLANCHARD III        )
DAVID A. CHRISTENSEN      )
PIERSON M. GRIEVE         )
CHARLES M. HARPER         )
WILLIAM A. HODDER         )
LLOYD P. JOHNSON          )
REATHA CLARK KING         )                   A majority of the
RICHARD M. KOVACEVICH     )                   Board of Directors*
RICHARD S LEVITT          )
RICHARD D. McCORMICK      )
CYNTHIA H. MILLIGAN       )
BENJAMIN F. MONTOYA       )
IAN M. ROLLAND            )
MICHAEL W. WRIGHT         )


---------------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.


                                    /s/ Richard M. Kovacevich
                                    ---------------------------------
                                    Richard M. Kovacevich
                                    Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit                                                                  Form of
Number                          Description*                             Filing
-------                         ------------                             -------
       2.1    Agreement and Plan of Reorganization dated March 9,
              1998 between First Bank and Norwest Corporation
              (included in Proxy Statement-Prospectus as Appendix
              A).

       3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995, Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997 and
              Exhibit 3 to Norwest's Current Report on Form 8-K dated June 8, 1998).

     3.1.1 Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

     3.1.2 Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

     3.1.3 Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative
              Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly
              Report on Form 10-Q for the quarter ended March 31,
              1995).

     3.1.4 Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible Preferred Stock
              (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated November
              26, 1996).

     3.1.5 Certificate of Designations with respect to the 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 14, 1997).

     3.1.6 Certificate of Designations with respect to the 1998 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 20, 1998).

     3.2      By-Laws (incorporated by reference to Exhibit 3 to
              Norwest's Current Report on Form 8-K dated October
              10, 1997).

     4.1 Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

     4.2 Certificate of Adjustment, dated October 10, 1997, to Rights Agreement (incorporated by reference to Exhibit 5 to Norwest's Form 8-A/A dated October 14,
              1997).

Exhibit                                                                  Form of
Number                          Description*                             Filing
-------                         ------------                             -------

       5      Opinion of Stanley S. Stroup.                          Electronic
                                                                    Transmission

       8      Opinion of Lindquist & Vennum PLLP

    23.1      Consent of Stanley S. Stroup (included as part of
              Exhibit 5).

    23.2      Consent of KPMG Peat Marwick LLP.                      Electronic
                                                                    Transmission

    23.3     Consent of KPMG Peat Marwick LLP                        Electronic
                                                                    Transmission

    23.4 Consent of Lindquist & Vennum PLLP ** (included as part of Exhibit 8)

      24      Powers of Attorney.                                    Electronic
                                                                    Transmission

      99      Form of proxy for Special Meeting of Shareholders of   Electronic
              Little Mountain Bancshares, Inc.                      Transmission


------------------------
* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.

**   To be filed by amendment.